EXHIBIT 4.2

US LEC CORP.,

as Issuer

ANY GUARANTORS PARTY HERETO,

as Guarantors

Second Priority Senior Secured Floating Rate Notes due 2009

INDENTURE

Dated as of September 30, 2004

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310 (a)(1)	7.10
(a)(2)	7.10
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.10
(b)	7.3, 7.8, 7.10
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.5
(b)	15.3
(c)	15.3
313 (a)	7.6
(b)(1)	7.6
(b)(2)	7.6
(c)	7.6, 15.2
(d)	7.6
314 (a)	4.3, 4.4, 15.5
(b)(1)	N.A.
(b)(2)	10.2(b)
(c)(1)	15.4
(c)(2)	15.4
(c)(3)	N.A.
(d)	10.5(b), 10.6(a), 10.6(b), 10.6(d), 12.2(b), 12.3(b), 12.4(c), 15.5
(e)	15.5
(f)	N.A.
315 (a)	7.1(b)
(b)	7.5, 15.2
(c)	7.1(a)
(d)	7.1(c)
(e)	6.11
316 (a)(last sentence)	2.9
(a)(1)(A)	6.5
(a)(1)(B)	6.4
(a)(2)	N.A.
(b)	6.7
(c)	N.A.
317 (a)(1)	6.8
(a)(2)	6.9
(b)	2.4
318 (a)	15.1
(b)	N.A.
(c)	15.1

*	This Cross-Reference Table shall not, for any purpose, be deemed a part of the Indenture.

N.A. means not applicable.

-i-

-ii-

-iii-

-iv-

		Page
	ARTICLE XV

	MISCELLANEOUS

SECTION 15.1.	Trust Indenture Act Controls	98
SECTION 15.2.	Notices	98
SECTION 15.3.	Communication by Holders of Notes with Other Holders of Notes	99
SECTION 15.4.	Certificate and Opinion as to Conditions Precedent	99
SECTION 15.5.	Statements Required in Certificate or Opinion	99
SECTION 15.6.	Rules by Trustee and Agents	100
SECTION 15.7.	No Personal Liability of Directors, Officers, Employees and Stockholders	100
SECTION 15.8.	Governing Law; Submission to Jurisdiction; Waiver of Jury Trial	100
SECTION 15.9.	No Adverse Interpretation of Other Agreements	100
SECTION 15.10.	Successors	100
SECTION 15.11.	Severability	101
SECTION 15.12.	Counterpart Originals	101
SECTION 15.13.	Table of Contents, Headings, Etc	101
SECTION 15.14.	Qualification of Indenture	101
SECTION 15.15.	Force Majeure	101
SECTION 15.16.	Intercreditor Agreement	101

	EXHIBITS

Exhibit A	Form of Series A Note

Exhibit B	Form of Series B Note

Exhibit C	Form of Guarantee

Exhibit D(1)	Form of Regulation S Certification

Exhibit D(2)	Form of Certificate to Be Delivered upon Exchange or Registration of Transfer of Notes

Exhibit E	Form of Certificate to Be Delivered in Connection with Transfers to Non-QIB Accredited Investors

Exhibit F	Form of Certificate to Be Delivered in Connection with Transfers Pursuant to Regulation S

Exhibit G	Form of Security Agreement

Exhibit H	Form of Mortgage

Exhibit I	Form of Incumbency Certificate

Exhibit J	Form of Intercreditor Agreement

-v-

SCHEDULES

Schedule 1	Mortgaged Property on the Issue Date

Schedule 2	UCC Filings Evidencing Leases Not to Be Terminated

Schedule 3	Liens Existing on the Issue Date

-vi-

INDENTURE

INDENTURE dated as of September 30, 2004 among US LEC Corp., a Delaware corporation (the “Issuer”), the Guarantors (as defined herein), if any, and U.S. Bank National Association, a national banking organization, as trustee (the “Trustee”).

Each party agrees as follows for the benefit of the other parties and for the equal and ratable benefit of the Holders (as defined below) of the Issuer’s Second Priority Senior Secured Floating Rate Notes due 2009:

ARTICLE I

DEFINITIONS AND INCORPORATION BY REFERENCE

SECTION 1.1. Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Issuer or at the time it merges or consolidates with or into the Issuer or any of its Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Issuer or such acquisition, merger or consolidation.

“Additional Interest” means all additional interest then owing pursuant to Section 4 of the Registration Rights Agreement.

“Additional Notes” means Notes, in addition to the $150,000,000 aggregate principal amount of Series A Notes issued on the Issue Date (or the Series B Notes issued in exchange for the Series A Notes issued on the Issue Date) (together, the “Initial Notes”), issued pursuant to Article II hereof and in compliance with Sections 4.9 and 4.12 hereof that include the provisions of this Indenture but may have interest and other economic terms different from the Initial Notes.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing. A Person shall not be deemed an “Affiliate” of the Issuer or any of its Restricted Subsidiaries solely as a result of such Person being a joint venture partner of the Issuer or any of its Subsidiaries.

“Agent” means any Registrar, Paying Agent or co-registrar.

“Asset Acquisition” means (1) an Investment by the Issuer or any Restricted Subsidiary of the Issuer in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Issuer or any Restricted Subsidiary of the Issuer, or shall be merged with or into the Issuer or any Restricted Subsidiary of the Issuer, or (2) the acquisition by the Issuer or any Restricted Subsidiary of the Issuer of the assets of any Person (other than a Restricted Subsidiary of the Issuer) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Issuer or any of its Restricted Subsidiaries (including any Sale and Leaseback Transaction but excluding any Lien granted in accordance with Section 4.12 hereof) to any Person other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer of: (1) any Capital Stock of any Restricted Subsidiary of the Issuer; or (2) any other property or assets of the Issuer or any Restricted Subsidiary of the Issuer other than in the ordinary course of business; provided, however, that Asset Sales shall not include: (a) a transaction or series of related transactions for which the Issuer or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million; (b) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Issuer as permitted under Section 5.1 hereof; (c) any Restricted Payment permitted by Section 4.7 hereof or that constitutes a Permitted Investment; (d) the sale or discount, in each case without recourse, of accounts receivable arising in the ordinary course of business, but only in connection with the compromise or collection thereof; (e) disposals or replacements of (i) obsolete or worn out equipment and (ii) fixtures on real property that are no longer used or useful in the business of the Issuer or its Restricted Subsidiaries; (f) the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind; and (g) the sale or other disposal of property or assets pursuant to the exercise of remedies pursuant to a Credit Facility or the Collateral Documents.

“Authority” means any national, federal, state, municipal or local government or quasi-governmental agency or authority.

“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means, as to any Person, the board of directors or board of managers (or similar governing body) of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York are authorized by law, regulation or executive order to remain closed. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

“Capital Stock” means:

(1) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing; and

(2) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person, and all options, warrants or other rights to purchase or acquire any of the foregoing.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s;

(3) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4) certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250.0 million;

(5) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6) investments in money market funds that invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Casualty” means, with respect to any Collateral, any loss, destruction or damage of such Collateral.

“Change of Control” means the occurrence of one or more of the following events:

(1) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Issuer to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of this Indenture), other than to Permitted Holders;

(2) the approval by the holders of Capital Stock of the Issuer of any plan or proposal for the liquidation or dissolution of the Issuer (whether or not otherwise in compliance with the provisions of this Indenture);

(3) any Person or Group (other than one or more Permitted Holders or any entity formed for the purpose of owning Capital Stock of the Issuer) shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Issuer; or

(4) the replacement of a majority of the Board of Directors of the Issuer over a two-year period from the directors who constituted the Board of Directors of the Issuer at the beginning of such period, and such replacement shall not have been approved by a vote of either (i) the Permitted Holders or (ii) a majority of the Board of Directors of the Issuer then still in office who either were members of such Board of Directors at the beginning of such period or whose election as a member of such Board of Directors was previously so approved pursuant to clause (i) above or this clause (ii).

“Collateral” means, collectively, all of the property and assets that are from time to time subject to the Lien of the Collateral Documents, including the Liens, if any, required to be granted pursuant to Section 4.10, 4.19, 10.1 or 10.6 hereof. Notwithstanding the foregoing, in the event that Rule 3-16 or Rule 3-10 of Regulation S-X under the Securities Act, as amended or modified, is interpreted by the Commission to require (or is replaced with another rule or regulation, or any other law, rule or regulation is adopted, that would require) the filing with the Commission (or any other governmental agency) of separate financial statements of any Subsidiary of the Issuer due to the fact that such Subsidiary’s capital stock or other securities secure the Notes, then the capital stock or other securities of such Subsidiary will automatically be deemed not to be “Collateral”, but only to the extent necessary to not be subject to such requirement.

“Collateral Account” means the collateral account established by the Trustee pursuant to Article XII hereof.

“Collateral Documents” means, collectively, the Intercreditor Agreement and the Security Agreement applicable to the Collateral and all UCC or other financing statements or instruments of perfection required by this Indenture, the Security Agreement or any other agreement to be executed or filed with respect to the Liens created by the Collateral Documents and each other security or pledge agreement or Mortgage (including any subordination agreement in connection therewith) delivered pursuant to this Indenture, each as in effect on the Issue Date, and as amended, amended and restated, modified, renewed or replaced from time to time.

“Commission” means the Securities and Exchange Commission.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Condemnation” means any taking of the Collateral or any part thereof, in or by condemnation, expropriation or similar proceeding, eminent domain proceedings, seizure or forfeiture, pursuant to any law, general or special, or by reason of the temporary requisition of the use or occupancy of the Collateral, or any part thereof, by any Authority.

“Consolidated Cash Flow” means, with respect to any Person, for any period, the sum (without duplication) of:

(1) Consolidated Net Income; and

(2) to the extent Consolidated Net Income has been reduced thereby:

(a) all income taxes of such Person and its Restricted Subsidiaries, paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

(b) Consolidated Interest Expense; and

(c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period,

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

(1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation (a) any amortization of debt discount and amortization or write-off of deferred financing costs (other than write-offs made in connection with the issuance of the Notes on the Issue Date); (b) the net costs under Interest Swap Obligations; (c) all capitalized interest; and (d) the interest portion of any deferred payment obligation; and

(2) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP;

provided that there shall be excluded therefrom any non-cash amortization or write-off of fees and expenses incurred in connection with the Transactions.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded therefrom without duplication:

(1) after-tax gains and losses from Asset Sales (without regard to the $1.0 million limitation set forth in the definition thereof) or abandonments or reserves relating thereto;

(2) after-tax items classified as extraordinary or nonrecurring gains;

(3) the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

(4) the net income of any Person, other than a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a Wholly Owned Restricted Subsidiary of the referent Person by such Person;

(5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6) income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued); and

(7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization, non-cash dividends or distributions on Qualified Capital Stock paid in Qualified Capital Stock and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (i) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries and (ii) the aggregate amount of all outstanding Disqualified Capital Stock of the Issuer and its Subsidiaries, with the amount of such Disqualified Capital Stock equal to the greater of its respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP.

“Contaminant” means any pollutant, contaminant (as those terms are defined in 42 U.S.C. § 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. § 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. § 9601(14)), hazardous chemical (as that term is defined in 29 CFR § 1901.1200(c)) and hazardous waste (as that term is defined in 42 U.S.C. § 6903(5)) (or any state or local equivalent of such laws and regulations, including, without limitation, radioactive material, polychlorinated biphenyls, asbestos, petroleum), including crude oil or any petroleum-derived waste, or breakdown or decomposition product thereof.

“Convertible Preferred Stock” means the Series A Convertible Preferred Stock, par value $0.01 per share, of the Issuer issued pursuant to the certificate of designations as in effect on the Issue Date.

“Corporate Trust Office of the Trustee” means the principal office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereto is located at 60 Livingston Avenue, EP-MN-WS3C, St. Paul, Minnesota 55107-2292, Attention: Corporate Trust Administration, or such other address as the Trustee may designate from time to time by notice to the Holders and the Issuer, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Issuer).

“Credit Facility” means, collectively, one or more credit facilities entered into by the Issuer, any lenders party thereto from time to time in their capacities as lenders and agents thereunder, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including one or more credit agreements, loan agreements, indentures or similar agreements extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Restricted Subsidiaries of the Issuer as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or agreements or any successor or replacement agreement or agreements and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Issuer or any Restricted Subsidiary of the Issuer against fluctuations in currency values and not for speculative purposes.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Depositary” means, with respect to the Notes issuable in whole or in part in global form, the Person specified in Section 2.6(g) hereof as the Depositary with respect to the Notes, until a successor shall have been appointed and become such pursuant to the applicable provisions or this Indenture, and, thereafter, “Depositary” shall mean or include such successor.

“Determination Date,” with respect to an Interest Period, will be the second London Banking Day preceding the first day of such Interest Period.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the Notes; provided, however, that (A) the Convertible Preferred Stock shall not be deemed Disqualified Capital Stock and (B) any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders the right to require the Issuer to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” or “asset sale” occurring prior to the final maturity of the Notes shall not constitute Disqualified Capital Stock if (1) the “change of control” or “asset sale” provisions applicable to such Capital Stock are no more favorable to the holders of such Capital Stock than the provisions contained in Section 4.15 or 4.10 hereof, as applicable, or the Convertible Preferred Stock and (2) any such requirement becomes operative only after compliance with such terms applicable to the Notes, including prior completion of any offer to purchase Notes pursuant to a Change of Control Offer or a Net Proceeds Offer, as applicable.

“Environmental Laws” means all Legal Requirements imposing liability or legal obligations relating to the protections of the environment, including, without limitation, (i) any actual or potential Release of any Contaminant into the environment; (ii) the required notification of same; (iii) preventive or remedial measures in connection with any event or occurrence referred to in clause (i) of this definition above; and (iv) the manufacturing, use, handling, packaging, labeling, sale, storage, recycling, disposal, destruction, incineration, or transportation of any Contaminant.

“Equity Offering” means either (a) an underwritten public offering of Qualified Capital Stock of the Issuer pursuant to a registration statement filed with the Commission in accordance with the Securities Act or (b) the sale of Qualified Capital Stock of the Issuer to one or more accredited or institutional investors.

“Event of Loss” means, with respect to any Collateral, any (1) Casualty with respect to such Collateral, (2) Condemnation or (3) settlement in lieu of clause (2) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Exchange Offer” means the offer that shall be made by the Issuer pursuant to the Registration Rights Agreement to exchange Series A Notes for Series B Notes.

“fair market value” means, with respect to any asset or property, the price that could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Board of Directors of the Issuer acting reasonably and in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Issuer delivered to the Trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary of the Issuer of which substantially all its assets are located, and substantially all its operations are conducted, outside the United States.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States; provided that all reports and other financial information provided by the Issuer to the Holders or the Trustee shall be prepared in accordance with GAAP as in effect on the date applicable to such financial information or otherwise on the date of such report or other financial information.

“Guarantor” means the guarantors signatory hereto and each of the Issuer’s Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of this Indenture as a Guarantor; provided that any Person constituting a Guarantor as described above shall cease to constitute a Guarantor when its respective Guarantee is released in accordance with the terms of this Indenture.

“Holder” means a Person in whose name a Note is registered.

“Indebtedness” means with respect to any Person, without duplication:

(1) all Obligations of such Person for borrowed money;

(2) all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3) all Capitalized Lease Obligations of such Person;

(4) all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith);

(5) all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction;

(6) guarantees and other contingent obligations in respect of Indebtedness of other Persons of the type referred to in clauses (1) through (5) above and clause (8) below but, in the case of a guarantee, only to the extent so guaranteed;

(7) all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any lien on any property or asset of such Person, the amount of such Obligation being deemed to be the lesser of the fair market value of such property or asset and the amount of the Obligation so secured;

(8) all Obligations under Currency Agreements and Interest Swap Obligations of such Person; and

(9) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation; provided that the amount outstanding at any time of any Indebtedness issued with original issue discount is the original issue price of such Indebtedness.

“Indebtedness to Cash Flow Ratio” means the ratio of (i) the Consolidated Total Indebtedness as of the date of calculation (the “Calculation Date”) to (ii) the Consolidated Cash Flow for the four full consecutive fiscal quarters immediately preceding such Calculation Date for which financial information is available (the “Measurement Period”). For purposes of calculating Consolidated Cash Flow for the Measurement Period ending immediately prior to the relevant Calculation Date:

(a) any Person that is a Restricted Subsidiary on the Calculation Date (or would become a Restricted Subsidiary on such Calculation Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period;

(b) any Person that is not a Restricted Subsidiary on such Calculation Date (or would cease to be a Restricted Subsidiary on such Calculation Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and

(c) if since the beginning of the Measurement Period, the Issuer, any Restricted Subsidiary or any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of the Measurement Period shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business in each case during such Measurement Period or after the end of such period and on or prior to such Calculation Date, such calculation will be made on a pro forma basis in accordance with GAAP and giving effect to any increase or reduction of any associated Consolidated Cash Flow attributable thereto (including any pro forma adjustments (including cost-savings adjustments) calculated on a basis consistent with Regulation S-X under the Securities Act), as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time, including, for all purposes of this Indenture and any such supplemental indenture, the provisions of the Trust Indenture Act that are deemed to be a part of and govern this instrument and any such supplemental indenture, respectively.

“Independent Financial Advisor” means a firm that, in the judgment of the Board of Directors of the Issuer, is independent and qualified to perform the task for which it is to be engaged.

“Initial Purchasers” means Deutsche Bank Securities Inc. and Libertas Partners, LLC.

“Interest Period” means the period commencing on and including an interest payment date and ending on and including the day immediately preceding the next succeeding interest payment date, with the exception that the first Interest Period shall commence on and include the Issue Date and end on and include March 31, 2005.

“Intercreditor Agreement” means the intercreditor agreement to be entered into by the Trustee in connection with the entry by the Issuer into a Credit Facility, which shall be in substantially in the form of Exhibit J.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements and not entered into for speculative purposes.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person. “Investment” shall exclude extensions of trade credit by the Issuer and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Issuer or such Restricted Subsidiary, as the case may be. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, the Issuer no longer owns, directly or indirectly, 100% of the outstanding Common Stock of such Restricted Subsidiary, the Issuer shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Issue Date” means the date of this Indenture.

“Issuer” means US LEC Corp., a Delaware corporation, until a successor Person shall have become such pursuant to the applicable provisions of this Indenture, and thereafter means such successor Person.

“Legal Requirements” means, at any time, any and all judicial and administrative rulings and decisions, and any and all Federal, state and local laws, ordinances, rules, regulations, permits and certificates, of any Authority, in each case applicable, at such time to the Issuer or the Collateral (or the ownership or use thereof).

“Lenders” means the lenders from time to time under a Credit Facility.

“LIBOR,” with respect to an Interest Period, will be the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date that appears on Telerate Page 3750 as of 11:00 a.m., London time, on the Determination Date. If Telerate Page 3750 does not include such a rate or is unavailable on a Determination Date, the Calculation Agent will request the principal London office of each of four major banks in the London interbank market, as selected by the Calculation Agent, to provide such bank’s offered quotation (expressed as a percentage per annum), as of approximately 11:00 a.m., London time, on such Determination Date, to prime banks in the London interbank market for deposits in a Representative Amount in U.S. dollars for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such offered quotations are so provided, the rate for the Interest Period will be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, the Calculation Agent will request each of three major banks in New York City, as selected by the Calculation Agent, to provide such bank’s rate (expressed as a percentage per annum), as of approximately 11:00 a.m., New York City time, on such Determination Date, for loans in a Representative Amount in U.S. dollars to leading European banks for a six-month period beginning on the second London Banking Day after the Determination Date. If at least two such rates are so provided, the rate for the Interest Period will be the arithmetic mean of such rates. If fewer than two such rates are so provided, then the rate for the Interest Period will be the rate in effect with respect to the immediately preceding Interest Period.

“Lien” means any mortgage or deed of trust, charge, pledge, lien (statutory or otherwise), privilege, security interest, assignment, deposit, arrangement, easement, hypothecation, claim, preference, priority or other encumbrance upon or with respect to any property of any kind (including any conditional sale, capital lease or other title retention agreement, any leases in the nature thereof, and any agreement to give any security interest), real or personal, movable or immovable, now owned or hereafter acquired. A Person will be deemed to own subject to a Lien any property that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capitalized Lease Obligation or other title retention agreement.

“London Banking Day” is any day on which dealings in U.S. dollars are transacted or, with respect to any future date, are expected to be transacted in the London interbank market.

“Maturity Date” means October 1, 2009.

“Maximum Secured Debt Amount” means the maximum amount of Indebtedness that may be incurred by the Issuer or any of its Restricted Subsidiaries without causing the Secured Indebtedness to Cash Flow Ratio for the Issuer (based on the Issuer’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Indebtedness is incurred) to exceed 3.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if such Indebtedness had been incurred at the beginning of such four-quarter period. For purposes of determining the amount of Indebtedness of the Issuer and its Restricted Subsidiaries as of any date of determination, the total committed amounts under all revolving Credit Facilities will be deemed to be outstanding as of such date of determination.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Mortgage” means an agreement, including, but not limited to, a mortgage, deed of trust or deed to secure debt creating and evidencing a Lien on a Mortgaged Property, which shall be in substantially in the form of Exhibit H, with such schedules and including such provisions as shall be necessary to conform such document to applicable law or as shall be customary under applicable law.

“Mortgaged Property” means (1) the Real Property, if any, set forth in Schedule 1 hereto and (2) the additional Real Property, if any, which shall be subject to a Mortgage delivered after the Issue Date pursuant to Section 4.10, 4.19, 10.1(c) or 10.6 hereof.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale net of:

(1) reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) in the case of an Asset Sale of Collateral, repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Asset Sale, and, in the case of any other Asset Sale, repayment of Indebtedness that is required to be repaid in connection therewith; and

(4) appropriate amounts to be provided by the Issuer or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Issuer or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

“Net Loss Proceeds” means, with respect to any Event of Loss, the proceeds in the form of cash or Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Event of Loss net of:

(1) reasonable out-of-pocket expenses and fees relating to such Event of Loss (including, without limitation, legal fees);

(2) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3) repayment of Indebtedness that is secured by, or directly related to, the property or assets that are the subject of such Event of Loss.

“Note Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Notes” means the Series A Notes and the Series B Notes, if any, that are issued under this Indenture, as amended or supplemented from time to time.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means (a) with respect to any Person that is a corporation, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, the Controller, the Secretary or any Vice-President of such Person and (b) with respect to any other Person, the individuals selected by such Person to perform functions similar to those of the officers listed in clause (a).

“Officers’ Certificate” means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the Chief Executive Officer, the Chief Financial Officer or the principal accounting officer of the Issuer, that meets the requirements of Sections 15.4 and 15.5 hereof.

“Opinion of Counsel” means an opinion from legal counsel that meets the requirements of Sections 15.4 and 15.5 hereof. The counsel may be an employee of or counsel to the Issuer or any Subsidiary of the Issuer.

“Permits” means all licenses, permits, variances and certificates issued by any Authority concerning the ownership, operation, improvement, use or occupancy of any Mortgaged Property (including, without limitation, business licenses, state health department licenses and licenses to conduct business).

“Permitted Business” means any business that is the same, similar, ancillary or reasonably related to the businesses in which the Issuer is engaged on the Issue Date.

“Permitted Holders” means at any time (i) one or more investment funds controlled by Thomas H. Lee Partners, L.P.; (ii) one or more investment funds controlled by Bain Capital, LLC and (iii) in the case of clause (i) and (ii) above, each of their respective Affiliates (not including, however, any portfolio companies of any of the foregoing).

“Permitted Indebtedness” means, without duplication, each of the following:

(1) Indebtedness under the Notes issued on the Issue Date (and any notes issued in exchange therefor) or any Guarantee thereof;

(2) Indebtedness incurred pursuant to a Credit Facility in an aggregate principal amount at any time outstanding not to exceed, together with any amounts outstanding under clause (9) below, $10.0 million, less any required permanent repayments (which are accompanied by a corresponding permanent commitment reduction) under such Credit Facility;

(3) other Indebtedness of the Issuer and its Restricted Subsidiaries outstanding on the Issue Date (other than Indebtedness being repaid with the proceeds from the issuance of the Notes) reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon;

(4) Interest Swap Obligations of the Issuer or any Restricted Subsidiary of the Issuer covering Indebtedness of the Issuer or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into to protect the Issuer and its Restricted Subsidiaries from fluctuations in interest rates on their outstanding Indebtedness to the extent the notional principal amount of such Interest Swap Obligation does not, at the time of the incurrence thereof, exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

(5) Indebtedness of a Restricted Subsidiary of the Issuer to the Issuer or to a Wholly Owned Restricted Subsidiary of the Issuer for so long as such Indebtedness is held by the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer or the holder of a Lien permitted under this Indenture, in each case subject to no Lien held by a Person other than the Issuer or a Restricted Subsidiary of the Issuer or the holder of a Lien permitted under this Indenture; provided that (a) any Indebtedness of a Guarantor to any Wholly Owned Restricted Subsidiary of the Issuer that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to such Guarantor’s obligations under this Indenture and its Guarantee and (b) if as of any date any Person other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer or the holder of a Lien permitted under this Indenture owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (5) by the Issuer of such Indebtedness;

(6) Indebtedness of the Issuer to a Wholly Owned Restricted Subsidiary of the Issuer for so long as such Indebtedness is held by a Wholly Owned Restricted Subsidiary of the Issuer or the holder of a Lien permitted under this Indenture, in each case subject to no Lien other than a Lien permitted under this Indenture; provided that (a) any Indebtedness of the Issuer to any Wholly Owned Restricted Subsidiary of the Issuer that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuer’s obligations under this Indenture and the Notes and (b) if as of any date any Person other than a Wholly Owned Restricted Subsidiary of the Issuer or the holder of a Lien permitted under this Indenture owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the Issuer;

(7) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five business days of incurrence;

(8) Indebtedness of the Issuer or any of its Restricted Subsidiaries in respect of performance bonds, bankers’ acceptances, workers’ compensation claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations, letters of credit (whether cash-collateralized or not) functioning as or supporting any of the foregoing or any real estate leases and bank overdrafts in the ordinary course of business and consistent with past practice;

(9) Indebtedness represented by Capitalized Lease Obligations and Purchase Money Obligations of the Issuer and its Restricted Subsidiaries incurred in the ordinary course of business; provided that the principal amount of any Indebtedness permitted under this clause (9) did not in each case at the time of incurrence exceed the fair market value, as determined by the Issuer in good faith, of the acquired or constructed asset or improvement so financed; provided, further, that the aggregate principal amount of Indebtedness under this clause (9) does not exceed, together with any amounts outstanding under clause (1) above, $10.0 million at any time outstanding;

(10) Refinancing Indebtedness;

(11) Indebtedness represented by guarantees by the Issuer or its Restricted Subsidiaries of Indebtedness otherwise permitted to be incurred under this Indenture;

(12) Indebtedness of the Issuer or any Restricted Subsidiary consisting of guarantees, indemnities or obligations in respect of purchase price adjustments, earn-outs or similar obligations in connection with the acquisition or disposition of property or assets; and

(13) additional Indebtedness of the Issuer and its Restricted Subsidiaries in an aggregate principal amount not to exceed $7.5 million at any one time outstanding.

For purposes of determining compliance with Section 4.9 hereof, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (13) above or is entitled to be incurred pursuant to the Indebtedness to Cash Flow Ratio provisions of Section 4.9 hereof, the Issuer shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this definition; provided that all Indebtedness outstanding under a Credit Facility up to the maximum amount permitted to be incurred pursuant to clause (2) above shall be deemed to have been incurred pursuant thereto. Accrual of interest, accretion or amortization of original issue discount, the payment of interest or fees or expenses on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of Section 4.9 hereof.

“Permitted Investments” means:

(1) Investments by the Issuer or any Restricted Subsidiary of the Issuer in any Person that is or will become immediately after such Investment a Restricted Subsidiary of the Issuer or that will merge or consolidate into the Issuer or a Restricted Subsidiary of the Issuer;

(2) Investments in the Issuer by any Restricted Subsidiary of the Issuer; provided that any Indebtedness evidencing such Investment and held by a Restricted Subsidiary that is not a Guarantor is unsecured and subordinated, pursuant to a written agreement, to the Issuer’s obligations under the Notes and this Indenture;

(3) investments in cash and Cash Equivalents;

(4) loans and advances to employees, directors and officers of the Issuer and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not to exceed $2.0 million at any one time outstanding;

(5) Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Issuer’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with this Indenture;

(6) Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade creditors or customers;

(7) Investments made by the Issuer or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with Section 4.10 hereof.

(8) Investments represented by guarantees that are otherwise permitted under this Indenture;

(9) Investments the payment for which is Qualified Capital Stock of the Issuer; and

(10) additional Investments not to exceed $5.0 million at any one time outstanding.

“Permitted Liens” means, subject to Section 13.1 hereof, the following types of Liens:

(1) Liens on the Collateral that are first priority Liens securing Indebtedness and other Obligations under a Credit Facility in an amount not to exceed Indebtedness and other Obligations incurred pursuant to clause (2) of the definition of “Permitted Indebtedness”;

(2) Liens on the Collateral that are second priority Liens securing additional Indebtedness of the Issuer and the Guarantors ranking pari passu with the Notes and the Guarantees (including any Additional Notes) incurred pursuant to Section 4.9(a) hereof in an amount not to exceed the Maximum Secured Debt Amount (which, for the avoidance of doubt, shall be calculated in the aggregate with all other outstanding Secured Indebtedness); provided, that, (i) such Indebtedness has a Weighted Average Life to Maturity and final maturity that is equal to or greater than that of the latest maturity of the Notes and (ii) such Liens permitted pursuant to this clause (2) are on an equal and ratable basis with the Liens securing the Notes

(3) Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which the Issuer or any of its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(4) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(5) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, real estate leases, merchant credit obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(6) judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(7) easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;

(8) (A) any interest or title of a lessor under any Capitalized Lease Obligation or operating lease incurred pursuant to clause (9) of the definition of “Permitted Indebtedness”; provided that such Liens do not extend to any property or assets which is not leased property subject to such Capitalized Lease Obligation or operating lease; and (B) Liens securing Purchase Money Obligations incurred in the ordinary course of business and other Indebtedness incurred pursuant to clause (9) of the definition of “Permitted Indebtedness”; provided, however, that (i) such Purchase Money Obligations shall not exceed the purchase price or other cost of or investment in the property subject thereto and shall not be secured by any property of the Issuer or any Restricted Subsidiary of the Issuer other than the property subject thereto and (ii) the Lien securing such Purchase Money Obligations shall be created prior to or within 90 days after the later of the acquisition, completion of construction or improvement or commencement of full operation of such property;

(9) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(10) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(11) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Issuer or any of its Restricted Subsidiaries, including rights of offset and setoff;

(12) Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under this Indenture;

(13) Liens securing Acquired Indebtedness incurred in accordance with Section 4.9 hereof; provided that:

(a) such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer; and

(b) such Liens do not extend to or cover any property or assets of the Issuer or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of the Issuer or a Restricted Subsidiary of the Issuer and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by the Issuer or a Restricted Subsidiary of the Issuer;

(14) leases, subleases, licenses and sublicenses granted to others that do not materially interfere with the ordinary course of business of the Issuer and its Restricted Subsidiaries;

(15) banker’s Liens, rights of setoff and similar Liens with respect to cash and Cash Equivalents on deposit in one or more bank accounts in the ordinary course of business;

(16) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(17) Liens in favor of customs and revenue authorities arising as a matter of law to secure payments of customs duties in connection with the importation of goods;

(18) Liens existing on the Issue Date (other than Liens securing the Notes and the Guarantees) to the extent and in the manner such Liens are in effect on the Issue Date;

(19) Liens securing obligations with respect to operating leases and guarantees thereof; provided that such Liens do not extend to or cover any property of the Issuer or any of its Restricted Subsidiaries other than the property subject to such leases, any property or rights (including rights under subleases) relating to such leased property and the equity interests of the lessee in any such lease;

(20) Liens securing the Notes and the Guarantees issued on the Issue Date;

(21) Liens securing Refinancing Indebtedness incurred to Refinance any Indebtedness that was previously so secured in a manner no more adverse to the Holders of the Notes than the terms of the Liens securing such Refinanced Indebtedness, provided that the Indebtedness secured is not increased and the Lien is not extended to any additional assets or property that would not have been security for the Indebtedness Refinanced;

(22) deposits made in the ordinary course of business to secure liability to insurance carriers;

(23) rights of a licensor of intellectual property; and

(24) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“PORTAL Market” means the PORTAL Market operated by the National Association of Securities Dealers, Inc. or any successor thereto.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Agreement” means the Purchase Agreement among the Issuer, the guarantors party thereto, Deutsche Bank Securities, Inc. and Libertas Partners, LLC dated September 23, 2004.

“Purchase Date” means, with respect to any Note to be repurchased, the date fixed for such repurchase by or pursuant to this Indenture.

“Purchase Money Obligations” means any Indebtedness secured by a Lien on assets related to the business of the Issuer or any Guarantor and any additions and accessions thereto which are purchased or constructed by the Issuer or any Guarantor at any time after the Notes are issued; provided that

(1) the security agreement or conditional sale or other title retention contract pursuant to which the Lien on such assets is created (collectively a “Purchase Money Security Agreement”) shall be entered into within 90 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom,

(2) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness, and

(3) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Purchase Money Security Agreement is entered into exceed 100% of the purchase price to the Issuer or any Guarantor of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

“Purchase Price” means the amount payable for the repurchase of any Note on a Purchase Date, exclusive of accrued and unpaid interest and Additional Interest (if any) thereon to the Purchase Date, unless otherwise specifically provided herein.

“QIB” means a qualified institutional buyer as defined in Rule 144A under the Securities Act.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Real Property” means any interest in any real property or any portion thereof whether owned in fee or leased or otherwise.

“Redemption Date” means, with respect to any Note to be redeemed, the date fixed for such redemption by or pursuant to this Indenture.

“Redemption Price” means the amount payable for the redemption of any Note on a Redemption Date, exclusive of’ accrued and unpaid interest and Additional Interest (if any) thereon to the Redemption Date, unless otherwise specifically provided herein.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by the Issuer or any Restricted Subsidiary of the Issuer of Indebtedness incurred in accordance with Section 4.9 hereof (other than pursuant to clause (2), (4), (5), (6), (7), (8), (9), (11) or (12) of the definition of “Permitted Indebtedness”), in each case that does not:

(1) result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus accrued interest thereon and plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of fees, expenses and other amounts payable by the Issuer in connection with such Refinancing); or

(2) create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced;

provided that (x) if such Indebtedness being Refinanced is Indebtedness of the Issuer (and is not otherwise guaranteed by a Restricted Subsidiary of the Issuer), then such Refinancing Indebtedness shall be Indebtedness solely of the Issuer and (y) if such Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registration Rights Agreement” means the registration rights agreement dated as of the Issue Date among the Issuer, the Guarantors and the Initial Purchasers, and with respect to Additional Notes, one or more registration rights agreements, among the Issuer, the Guarantors and the other parties thereto.

“Regulation S” means Regulation S as promulgated under the Securities Act.

“Release” means any releasing, spilling, emitting, emptying, leaking, pumping, pouring, injecting, depositing, disposing, dumping, discharge, dispersing, leaching, escaping, emanating or migrating of any Contaminant in, on, into or onto the environment, including without limitation the movement of any Contaminant through or in the environment, the abandonment or discard of barrels, containers, tanks or other receptacles containing any Contaminant, other than Releases authorized or permitted under any Environmental Laws.

“Remedial Action” means actions required under Environmental Laws to (i) clean up, remove or treat any Release in the indoor or outdoor environment; (ii) prevent or minimize the Release or threat of Release; or (iii) perform pre-remedial studies and investigations and post-remedial monitoring and care.

“Representative Amount” means a principal amount of not less than $1,000,000 for a single transaction in the relevant market at the relevant time.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject and who shall have direct responsibility for the administration of this Indenture.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person that at the time of determination is not an Unrestricted Subsidiary.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“S&P” means Standard and Poor’s Ratings Corporation, a division of The McGraw-Hill Companies, Inc., and its successors.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Issuer or a Restricted Subsidiary of any property, whether owned by the Issuer or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such Property.

“Secured Indebtedness” means, with respect to any specified Person, any Indebtedness of such Person that is secured by a Lien on the assets of such Person, plus any Indebtedness of any other Person to the extent that such Indebtedness is secured by a Lien on the assets of the specified Person.

“Secured Indebtedness to Cash Flow Ratio” means the ratio of (i) the Consolidated Total Indebtedness as of the date of calculation (the “Secured Indebtedness Determination Date”) that is secured by a Lien on any assets of such Person or its Restricted Subsidiaries to (ii) the Consolidated Cash Flow for the four full consecutive fiscal quarters immediately preceding such Secured Indebtedness Determination Date for which financial information is available (the “Secured Indebtedness Measurement Period”). For purposes of determining the amount of Indebtedness of the Issuer and its Restricted Subsidiaries as of any date of determination, the total committed amounts under all revolving Credit Facilities will be deemed to be outstanding as of such Secured Indebtedness Determination Date. In addition, for purposes of calculating Consolidated Cash Flow for the Secured Indebtedness Measurement Period ending immediately prior to the relevant Secured Indebtedness Determination Date:

(a) any Person that is a Restricted Subsidiary on the Secured Indebtedness Determination Date (or would become a Restricted Subsidiary on such Secured Indebtedness Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Secured Indebtedness Measurement Period;

(b) any Person that is not a Restricted Subsidiary on such Secured Indebtedness Determination Date (or would cease to be a Restricted Subsidiary on such Secured Indebtedness Determination Date in connection with the transaction that requires the determination of such Consolidated Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Secured Indebtedness Measurement Period; and

(c) if since the beginning of the Secured Indebtedness Measurement Period, the Issuer, any Restricted Subsidiary or any Person that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of the Secured Indebtedness Measurement Period shall have in any manner (x) acquired (including through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business in each case during such Secured Indebtedness Measurement Period or after the end of such period and on or prior to such Secured Indebtedness Determination Date, such calculation will be made on a pro forma basis in accordance with GAAP and giving effect to any increase or reduction of any associated Consolidated Cash Flow attributable thereto (including any pro forma adjustments (including cost-savings adjustments) calculated on a basis consistent with Regulation S-X under the Securities

Act), as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Secured Indebtedness Measurement Period and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Secured Indebtedness Measurement Period.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute or statutes thereto.

“Security Agreement” means the that certain general security agreement, between the Issuer, the Restricted Subsidiaries from time to time party thereto, and the Trustee, as collateral agent, substantially in the form of Exhibit G hereto.

“Series A Notes” means the Issuer’s Second Priority Senior Secured Floating Rate Notes due 2009.

“Series B Notes” means notes issued by the Issuer hereunder containing terms identical to the Series A Notes (except (i) interest thereon shall accrue from the last date on which interest was paid on the Series A Notes or, if no such interest has been paid, from the date of original issuance, (ii) the legend or legends relating to transferability and other related matters set forth on the Series A Notes, including the text referred to in footnote 2 of Exhibit A hereto, shall be removed or appropriately altered, and (iii) as otherwise set forth herein), to be offered to Holders of Series A Notes in exchange for Series B Notes pursuant to the Exchange Offer or any exchange offer specified in any registration rights agreement relating to the Additional Notes.

“Significant Subsidiary”, with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1.02(w) of Regulation S-X under the Exchange Act.

“Subordinated Indebtedness” means Indebtedness of the Issuer or any Guarantor that is subordinated in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be.

“Subsidiary”, with respect to any Person, means:

(1) any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person or one or more Subsidiaries of such Person (or a combination thereof); or

(2) any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person or one or more Subsidiaries of such Person (or a combination thereof).

“Telerate Page 3750” means the display designated as “Page 3750” on the Moneyline Telerate service (or such other page as may replace Page 3750 on that service).

“Transactions” means this offering of the Notes and the use of proceeds therefrom as described in the offering memorandum dated September 23, 2004 relating to the offering of the Notes.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) as in effect on the date on which this Indenture is qualified under the TIA; provided that in the event the Trust Indenture Act of 1939 is amended after such date, “TIA” means, to the extent required by any such amendment, the Trust Indenture Act of 1939 as so amended.

“Transfer Restricted Security” means a Note that is a restricted security as defined in Rule 144(a)(3) under the Securities Act.

“Trust Monies” means, subject to the Intercreditor Agreement, all cash and Cash Equivalents received by the Trustee:

(1) upon the release of Collateral from the Lien of this Indenture or the Collateral Documents;

(2) as Net Loss Proceeds;

(3) pursuant to the Collateral Documents;

(4) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to this Indenture or any of the Collateral Documents or otherwise; or

(5) for application as provided in the relevant provisions of this Indenture or any Collateral Document for which disposition is not otherwise specifically provided for in this Indenture or in any Collateral Document;

provided, however, that Trust Monies shall in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of this Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer or Asset Sale Offer.

“Trustee” means the party named as such above until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter means the successor serving hereunder.

“UCC” means the Uniform Commercial Code as in effect on the date hereof in the State of New York; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“Unrestricted Subsidiary” of any Person means:

(1) any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Issuer or any other Subsidiary of the Issuer that is not a Subsidiary of the Subsidiary to be so designated; provided that:

(1) the Issuer certifies to the Trustee that such designation complies with Section 4.7 hereof; and

(2) each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any of its Restricted Subsidiaries.

For purposes of making the determination of whether any such designation of a Subsidiary as an Unrestricted Subsidiary complies with Section 4.7 hereof, the portion of the fair market value of the net assets of such Subsidiary of the Issuer at the time that such Subsidiary is designated as an Unrestricted Subsidiary that is represented by the interest of the Issuer and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Issuer, or, if less, the amount of the value of the Investment in such Subsidiary when made, shall be deemed to be an Investment. Such designation will be permitted only if such Investment would be permitted at such time under the covenant described under Section 4.7 hereof.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1) immediately after giving effect to such designation, the Issuer is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to Section 4.9(a) hereof; and

(2) immediately before and immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Securities” means securities which are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Securities or a specific payment of interest on or principal of any such U.S. Government Securities held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of interest on or principal of the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means any U.S. Person as defined in Regulation S.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding aggregate principal amount of such Indebtedness into (b) the sum of the total of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly Owned Restricted Subsidiary” of any Person means any Wholly Owned Subsidiary of such Person which at the time of determination is a Restricted Subsidiary of such Person.

“Wholly Owned Subsidiary” of any Person means any Subsidiary of such Person of which all the outstanding capital stock (other than in the case of a foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) is owned by such Person or any Wholly Owned Subsidiary of such Person.

SECTION 1.2. Other Definitions.

Term	Defined in Section
“Acceleration Notice”	6.2
“Adjusted Net Assets”	11.5
“Affiliate Transaction”	4.11
“Agent Members”	2.6(b)
“Available Amount”	4.10(a)
“Certificated Notes”	2.1
“Change of Control Offer”	4.15
“Change of Control Offer Period”	3.9
“Covenant Defeasance”	8.3
“Event of Default”	6.1
“Foreign Person”	2.6(c)
“Funding Guarantor”	11.5
“Global Notes”	2.1
“Guarantee”	11.1
“incur”	4.9
“Issuer Notice”	10.6(b)
“Institutional Accredited Investors”	2.1
“Legal Defeasance”	8.2
“Loss Proceeds Offer”	4.19(b)
“Loss Proceeds Offer Amount”	4.19(b)
“Loss Proceeds Offer Payment Date”	4.19(b)
“Loss Proceeds Offer Trigger Date”	4.19(b)
“Net Proceeds Offer”	4.10(b)
“Net Proceeds Offer Amount”	4.10(b)
“Net Proceeds Offer Payment Date”	4.10(b)
“Net Proceeds Offer Trigger Date”	4.10(b)
“Offshore Certificated Notes”	2.1
“Optional Redemption	3.7
“Paying Agent”	2.3
“Permanent Regulation S Global Note”	2.1
“Private Placement Legend”	2.6(h)
“Reference Date”	4.7
“Registrar”	2.3
“Regulation S Global Note”	2.1

Term	Defined in Section
“Released Collateral”	10.6(b)
“Replacement Assets”	4.10(a)
“Restricted Payment”	4.7
“Rule 144A Global Note”	2.1
“Special Redemption”	3.8
“Subject Property”	4.19(a)
“Surviving Entity”	5.1
“Temporary Regulation S Global Note”	2.1
“Total Offer Amount”	4.10(c)
“U.S. Certificated Notes”	2.1

SECTION 1.3. Incorporation by Reference of Trust Indenture Act.

Whenever this Indenture refers to a provision of the TIA, the provision is incorporated by reference in and made a part of this Indenture.

The following TIA terms used in this Indenture have the following meanings:

“indenture securities” means the Notes;

“indenture security holder” means a Holder;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligors” on the Notes means the Issuer and any successor obligors upon the Notes.

All other terms used in this Indenture that are defined by the TIA, defined by TIA reference to another statute or defined by Commission rule under the TIA have the meanings so assigned to them.

SECTION 1.4. Rules of Construction.

Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) words in the singular include the plural, and in the plural include the singular;

(e) provisions apply to successive events and transactions; and

(f) references to sections of or rules under the Securities Act, the Exchange Act and the TIA shall be deemed to include substitute, replacement and successor sections or rules adopted by the Commission from time to time.

SECTION 1.5. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent shall be sufficient for any purpose of this Indenture and (subject to Section 7.1 hereof) conclusive in favor of the Trustee and the Issuer, if made in the manner provided in this Section 1.5.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him or her the execution thereof. Where such execution is by an officer of a corporation or a member of a partnership, on behalf of such corporation or partnership, such certificate or affidavit shall also constitute sufficient proof of his or her authority.

(c) The ownership of Notes shall be proved by the register maintained by the Registrar.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other Act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done or suffered to be done by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

ARTICLE II

THE NOTES

SECTION 2.1. Form and Dating.

The Series A Notes and the Trustee’s certificate of authentication relating thereto shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage in addition to those set forth in Exhibit A hereto. The Series B Notes shall be substantially in the form of Exhibit B hereto. Each Note shall be dated the date of its authentication. The notation on each Note relating to the Guarantees shall be substantially in the form set forth on Exhibit C hereto. The Notes shall be in denominations of $1,000 and integral multiples thereof.

The terms and provisions contained in the Notes and Guarantees shall constitute, and are hereby expressly made, a part of this Indenture and the Issuer, the Guarantors and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.

Notes offered and sold in reliance on Rule 144A shall be issued initially in the form of a single permanent global Note in registered form, substantially in the form of Exhibit A hereto (the “Rule 144A Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Section 2.6(h) hereof. The aggregate principal amount of the Rule 144A Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as custodian for the Depositary or its nominee, as hereinafter provided.

Notes offered and sold in offshore transactions in reliance on Regulation S shall be issued initially in the form of a single temporary global Note in registered form, substantially in the form of Exhibit A hereto (the “Temporary Regulation S Global Note”), deposited with the Trustee, as custodian for the Depositary, duly executed by the Issuer and authenticated by the Trustee as hereinafter provided and shall bear the legend set forth in Section 2.6(h) hereof. At any time following 40 days after the later of the commencement of the Transactions and the Issue Date, upon receipt by the Trustee and the Issuer of a duly executed certificate substantially in the form of Exhibit D(1) hereto, a single permanent Global Note in registered form substantially in the form of Exhibit A hereto (the “Permanent Regulation S Global Note,” and together with the Temporary Regulation S Global Note, the “Regulation S Global Note”) duly executed by the Issuer and authenticated by the Trustee as hereinafter provided shall be deposited with the Trustee, as custodian for the Depositary, and the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the beneficial interest in the Regulation S Global Note transferred.

Notes offered and sold to institutional accredited investors (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) (“Institutional Accredited Investors”) shall be issued in the form of permanent U.S. Certificated Notes in registered form in substantially the form set forth in Exhibit A (the “U.S. Certificated Notes”). Securities issued pursuant to Section 2.6 hereof in exchange for interests in the Rule 144A Global Note or the Regulation S Global Note shall be in the form of permanent Certificated Notes in registered form substantially in the form set forth in Exhibit A (the “Offshore Certificated Notes”).

The Offshore Certificated Notes and U.S. Certificated Notes are sometimes collectively herein referred to as the “Certificated Notes.” The Rule 144A Global Note and the Regulation S Global Note are sometimes referred to herein as the “Global Notes.”

SECTION 2.2. Execution and Authentication.

One Officer of the Issuer shall sign the Notes for the Issuer by manual or facsimile signature.

If an Officer whose signature is on a Note was an Officer at the time of such execution but no longer holds that office or position at the time a Note is authenticated, the Note shall nevertheless be valid. Each Guarantor, if any, shall execute a Guarantee in the manner set forth in Section 11.7 hereof.

A Note shall not be valid until authenticated by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee, upon a written order of the Issuer signed by two Officers of the Issuer, together with the other documents required by Sections 15.4 and 15.5 hereof, shall authenticate (i) Series A

Notes for original issue on the Issue Date in the aggregate principal amount not to exceed $150.0 million and (ii) subject to Section 4.9 hereof, Additional Notes. The Trustee, upon written order of the Issuer signed by two Officers of the Issuer, together with the other documents required by Sections 15.4 and 15.5 hereof, shall authenticate Series B Notes; provided that such Series B Notes shall be issuable only upon the valid surrender for cancellation of Series A Notes of a like aggregate principal amount in accordance with the Exchange Offer or an exchange offer specified in any registration rights agreement relating to the Additional Notes. Such written order of the Issuer shall specify the amount of Notes to be authenticated and the date on which the original issue of Notes is to be authenticated. Any Additional Notes shall be part of the same issue as the Notes being issued on the Issue Date and will vote on all matters as one class with the Notes being issued on the Issue Date, including, without limitation, waivers, amendments, redemptions, Change of Control Offers and Net Proceeds Offers. For the purposes of this Indenture, except for Section 4.9 hereof, references to the Notes include Additional Notes, if any.

The Trustee may appoint an authenticating agent acceptable to the Issuer to authenticate Notes. Unless otherwise provided in the appointment, an authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with the Issuer or with any Affiliate of the Issuer.

SECTION 2.3. Registrar and Paying Agent.

The Issuer shall maintain an office or agency where Notes may be presented or surrendered for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Notes may be presented for registration of transfer and exchange at the offices of the Registrar. The Issuer will pay principal (and premium, if any) on the Notes at the Corporate Trust Office of the Trustee in New York, New York. At the option of the Issuer, payment of interest and Additional Interest may be paid at the Trustee’s corporate office or by check mailed to the Holders at their addresses set forth in the register of Holders; provided that payment by wire transfer of immediately available funds will be required with respect to principal, Redemption Price and Purchase Price of, and interest and Additional Interest (if any) on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Trustee or the Paying Agent. The Issuer may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Issuer may change any Paying Agent or Registrar without notice to any Holder. The Issuer shall notify the Trustee in writing of the name and address of any Paying Agent not a party to this Indenture. If the Issuer fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent or Registrar. The Depositary shall, by acceptance of a Global Note, agree that transfers of beneficial interests in such Global Note may be effected only through a book-entry system maintained by the Depositary (or its agent), and that ownership of a beneficial interest in the Note shall be required to be reflected in a book entry.

The Issuer initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Note Custodian with respect to the Global Notes, until such time as the Trustee has resigned or a successor has been appointed.

SECTION 2.4. Paying Agents to Hold Money in Trust.

The Issuer shall require each Paying Agent other than the Trustee to agree in writing that such the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal and of any premium, if any, interest and Additional Interest, if any, on the Notes, and shall notify the Trustee of any default by the Issuer in making any such payment.

While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Issuer at any time may require a Paying Agent to pay all money held by it to the Trustee and account for any money disbursed. Upon payment over to the Trustee, the Paying Agent (if other than the Issuer) shall have no further liability for the money. If the Issuer acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuer, the Trustee shall serve as Paying Agent for the Notes.

SECTION 2.5. Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with TIA § 312(a). If the Trustee is not the Registrar, the Issuer shall furnish or cause the Registrar to furnish to the Trustee at least five Business Days before each interest payment date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes, and the Issuer shall otherwise comply with TIA § 312(a).

SECTION 2.6. Transfer and Exchange.

(a) Transfer and Exchange Generally; Book-Entry Provisions. Upon surrender for registration of transfer of any Note to the Registrar, and satisfaction of the requirements for such transfer set forth in this Section 2.6, the Issuer shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Notes of any authorized denominations and of a like aggregate principal amount and bearing such restrictive legends as may be required by this Indenture.

Notes may be exchanged for other Notes of any authorized denominations and of a like aggregate principal amount, upon surrender of the Notes to be exchanged at any such office or agency maintained by the Issuer pursuant to Section 4.2 hereof. Whenever any Notes are so surrendered for exchange, the Issuer shall execute, and the Trustee shall authenticate and deliver, the Notes that the Holder making the exchange is entitled to receive bearing registration numbers not contemporaneously outstanding.

All Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed, or be accompanied by a written instrument or instruments of transfer in form satisfactory to the Issuer and the Registrar, and the Notes shall be duly executed by the Holder thereof or his attorney duly authorized in writing. Except as otherwise provided in this Indenture, and in addition to the requirements set forth in the legend referred to in Section 2.6(h)(i) hereof, in connection with any transfer of Transfer Restricted Securities any request for transfer shall be accompanied by a certification to the Trustee relating to the manner of such transfer substantially in the form of Exhibit D hereto.

(b) Book-Entry Provisions for the Global Notes. The Rule 144A Global Note and Regulation S Global Note initially shall (i) be registered in the name of the Depositary or the nominee of such Depositary, (ii) be delivered to the Trustee as custodian for the Depositary and (iii) bear legends as set forth in Section 2.6(h) hereof.

Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Rule 144A Global Note or Regulation S Global Note, as the case may be, held on their behalf by the Depositary, or the Trustee as its custodian, or under the Rule 144A Global Note or Regulation S Global Note, as the case may be, and the Depositary may be treated by the

Issuer, the Trustee and any agent of the Issuer or the Trustee as the absolute owner of Rule 144A Global Note or Regulation S Global Note, as the case may be, for all purposes whatsoever. Notwithstanding the foregoing, nothing herein shall prevent the Issuer, the Trustee or any agent of the Issuer or the Trustee, from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices governing the exercise of the rights of a holder of any Note.

Transfers of the Rule 144A Global Note and the Regulation S Global Note shall be limited to transfers of such Rule 144A Global Note or Regulation S Global Note in whole, but not in part, to the Depositary, its successors or their respective nominees. Beneficial interests in the Rule 144A Global Note and the Regulation S Global Note may be transferred in accordance with the applicable rules and procedures of the Depositary and the provisions of this Section 2.6. The registration of transfer and exchange of beneficial interests in the Global Note, which does not involve the issuance of a Certificated Note, shall be effected through the Depositary, in accordance with this Indenture (including the restrictions on transfer set forth herein) and the procedures of the Depositary therefor. The Trustee shall have no responsibility or liability for any act or omission of the Depositary.

At any time at the request of the beneficial holder of an interest in the Rule 144A Global Note or Permanent Regulation S Global Note to obtain a Certificated Note, such beneficial holder shall be entitled to obtain a Certificated Note upon written request to the Trustee and the Note Custodian in accordance with the standing instructions and procedures existing between the Note Custodian and Depositary for the issuance thereof. Upon receipt of any such request, the Trustee, or the Note Custodian at the direction of the Trustee, will cause, in accordance with the standing instructions and procedures existing between the Depositary and the Note Custodian, the aggregate principal amount of the Rule 144A Global Note or Permanent Regulation S Global Note, as appropriate, to be reduced by the principal amount of the Certificated Note issued upon such request to such beneficial holder and, following such reduction, the Issuer will execute and the Trustee will authenticate and deliver to such beneficial holder (or its nominee) a Certificated Note or Certificated Notes in the appropriate aggregate principal amount in the name of such beneficial holder (or its nominee) and bearing such restrictive legends as may be required by this Indenture.

(c) Transfers to Non-QIB Institutional Accredited Investors. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Security to any Institutional Accredited Investor that is not a QIB (other than any Person that is not a U.S. Person as defined under Regulation S, a “Foreign Person”):

(i) the Registrar shall register the transfer of any Note, whether or not such Note bears the Private Placement Legend, if (x) (A) the requested transfer is at least two years after the later of the Issue Date of the Notes and (B) the proposed transferee has certified to the Registrar that the requested transfer is at least two years after last date on which such Note was held by an Affiliate of the Issuer, or (y) the proposed transferee has delivered to the Registrar (A) a certificate substantially in the form of Exhibit E hereto and (B) such certifications, legal opinions and other information as the Trustee and the Issuer may reasonably request to confirm that such transaction is in compliance with the Securities Act; and

(ii) if the proposed transferor is an Agent Member holding a beneficial interest in the Global Note, upon receipt by the Registrar of (x) the documents, if any, required by clause (i) and (y) instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Global Note in an amount equal to the principal amount of the beneficial interest in the Global Note to be transferred, and the Issuer shall execute, and the Trustee shall authenticate and deliver, one or more Certificated Notes of like tenor and amount.

(d) Transfers to QIBs. The following provisions shall apply with respect to the registration of any proposed transfer of a Transfer Restricted Security to a QIB (other than Foreign Persons):

(i) if the Note to be transferred consists of Certificated Notes or an interest in the Regulation S Global Note, the Registrar shall register the transfer if such transfer is being made by a proposed transferor who has checked the box provided for on a certificate substantially in the form of Exhibit D(2) stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who is a QIB within the meaning of Rule 144A and is aware that the sale to it is being made in reliance on Rule 144A; and

(ii) if the proposed transferee is an Agent Member, and the Note to be transferred consists of Certificated Notes or an interest in the Regulation S Global Note, upon receipt by the Registrar of the documents referred to in clause (i) and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the Certificated Notes or the interest in the Regulation S Global Note, as the case may be, to be transferred, and the Trustee shall cancel the Certificated Notes or decrease the amount of the Regulation S Global Note so transferred.

(e) Transfers of Interests in the Temporary Regulation S Global Note. The following provisions shall apply with respect to the registration of any proposed transfer of interests in the Temporary Regulation S Global Note:

(i) the Registrar shall register the transfer of an interest in the Temporary Regulation S Global Note if (x) the proposed transferor has delivered to the Registrar a certificate substantially in the form of Exhibit F stating, among other things, that the proposed transferee is a Foreign Person or (y) the proposed transferee is a QIB and the proposed transferor has checked the box provided for on a certificate substantially in the form of Exhibit D(2) stating, or has otherwise advised the Issuer and the Registrar in writing, that the sale has been made in compliance with the provisions of Rule 144A to a transferee who is a QIB within the meaning of Rule 144A, and is aware that the sale to it is being made in reliance on Rule 144A; and

(ii) if the proposed transferee is an Agent Member, upon receipt by the Registrar of the documents referred to in clause (i)(y) above and instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the Temporary Regulation S Global Note to be transferred, and the Trustee, as Note Custodian, shall decrease the amount of the Temporary Regulation S Global Note.

(f) Transfers to Foreign Persons. The following provisions shall apply with respect to any transfer of a Transfer Restricted Security to a Foreign Person:

(i) the Registrar shall register any proposed transfer of a Note to a Foreign Person upon receipt of a certificate substantially in the form of Exhibit F hereto from the proposed transferor and such certifications, legal opinions and other information as the Trustee or the Issuer may reasonably request; and

(ii) (a) if the proposed transferor is an Agent Member holding a beneficial interest in the Rule 144A Global Note or the Note to be transferred consists of Certificated Notes, upon receipt by the Registrar of (x) the documents, if any, required by paragraph (i) and (y) instructions in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and a decrease in the principal amount of the Rule 144A Global Note in an amount equal to the principal amount of the beneficial interest in the Rule 144A Global Note or cancel the Certificated Notes, as the case may be, to be transferred, and (b) if the proposed transferee is an Agent Member, upon receipt by the Registrar of instructions given in accordance with the Depositary’s and the Registrar’s procedures, the Registrar shall reflect on its books and records the date and an increase in the principal amount of the Regulation S Global Note in an amount equal to the principal amount of the Certificated Notes to be transferred, and the Trustee shall decrease the amount of the Rule 144A Global Note.

(g) The Depositary. The Depositary shall be a clearing agency registered under the Exchange Act. The Issuer initially appoints The Depository Trust Company to act as Depositary with respect to the Global Note. Initially, the Rule 144A Global Note and the Regulation S Global Note shall be issued to the Depositary, registered in the name of Cede & Co., as the nominee of the Depositary, and deposited with the Note Custodian for Cede & Co.

Certificated Notes issued in exchange for all or a part of a Global Note pursuant to this Section 2.6 shall be registered in such names and in such authorized denominations as the Depositary, pursuant to instructions from its direct or indirect participants or otherwise, shall instruct the Trustee. Upon execution and authentication, the Trustee shall deliver such Certificated Notes to the Persons in whose names such Certificated Notes are so registered.

Certificated Notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the Rule 144A Global Note or the Permanent Regulation S Global Note, as the case may be, if at any time the Depositary for the Notes notifies the Issuer that the Depositary is unwilling or unable to continue as Depositary for the Rule 144A Global Note or the Permanent Regulation S Global Note, as the case may be, and a successor Depositary is not appointed by the Issuer within 90 days after delivery of such notice; the Issuer shall execute, and the Trustee shall, upon receipt of an authentication order in accordance with Section 2.2 hereof, authenticate and deliver such Certificated Notes in an aggregate principal amount equal to the principal amount of the Rule 144A Global Note or the Permanent Regulation S Global Note, as the case may be, in exchange for such Global Notes.

(h) Legends.

(i) Except as permitted by the following paragraphs (ii) and (iii), each Note certificate evidencing Global Notes and Certificated Notes (and all Notes issued in exchange therefor or substitution thereof) shall (x) be subject to the restrictions on transfer set forth in this Section 2.6 (including those set forth in the legend below) unless such restrictions on transfer shall be waived by written consent of the Issuer, and the Holder of each Transfer Restricted Security, by such Holder’s acceptance thereof, agrees to be bound by all such restrictions on transfer, and (y) bear the legend set forth below (the “Private Placement Legend”):

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD WITHIN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, U.S. PERSONS EXCEPT AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL

BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT OR (C) IT IS AN ACCREDITED INVESTOR (AS DEFINED IN RULE 501(a)(1), (2), (3), OR (7) UNDER THE SECURITIES ACT (AN “ACCREDITED INVESTOR”), (2) AGREES THAT IT WILL NOT WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY RESELL OR OTHERWISE TRANSFER THIS SECURITY EXCEPT (A) TO THE ISSUER OR ANY SUBSIDIARY THEREOF, (B) INSIDE THE UNITED STATES TO A QUALIFIED INSTITUTIONAL BUYER IN COMPLIANCE WITH RULE 144A UNDER THE SECURITIES ACT, (C) INSIDE THE UNITED STATES TO AN ACCREDITED INVESTOR THAT, PRIOR TO SUCH TRANSFER, FURNISHES (OR HAS FURNISHED ON ITS BEHALF BY A U.S. BROKER-DEALER) TO THE TRUSTEE A SIGNED LETTER CONTAINING CERTAIN REPRESENTATIONS AND AGREEMENTS RELATING TO THE RESTRICTIONS ON TRANSFER OF THIS SECURITY (THE FORM OF WHICH LETTER CAN BE OBTAINED FROM THE TRUSTEE FOR THIS SECURITY), (D) OUTSIDE THE UNITED STATES IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH RULE 904 UNDER THE SECURITIES ACT (IF AVAILABLE), (E) PURSUANT TO THE EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE), (F) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), OR (G) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND (3) AGREES THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND. IN CONNECTION WITH ANY TRANSFER OF THIS SECURITY WITHIN TWO YEARS AFTER THE ORIGINAL ISSUANCE OF THIS SECURITY, IF THE PROPOSED TRANSFEREE IS AN ACCREDITED INVESTOR, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE TRUSTEE AND THE ISSUER SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS EITHER OF THEM MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. AS USED HEREIN, THE TERMS “OFFSHORE TRANSACTION,” “UNITED STATES” AND “U.S. PERSON” HAVE THE MEANING GIVEN TO THEM BY REGULATION S UNDER THE SECURITIES ACT.

(ii) Upon any sale or transfer of a Transfer Restricted Security (including any Transfer Restricted Security represented by a Global Note) pursuant to Rule 144 under the Securities Act or pursuant to an effective registration statement under the Securities Act:

(a) in the case of any Transfer Restricted Security that is a Certificated Note, the Registrar shall permit the Holder thereof to exchange such Transfer Restricted Security for a Certificated Note that does not bear the legend set forth in (i) above and rescind any restriction on the transfer of such Transfer Restricted Security; and

(b) in the case of any Transfer Restricted Security represented by a Global Note, such Transfer Restricted Security shall not be required to bear the legend set forth in (i) above, but shall continue to be subject to the provisions of Section 2.6(b) hereof;

provided, however, that with respect to any request for an exchange of a Transfer Restricted Security that is represented by a Global Note for a Certificated Note that does not bear the legend set forth in (i) above, which request is made in reliance upon Rule 144, the Holder thereof shall certify in writing to the Registrar that such request is being made pursuant to Rule 144 (such certifications to be substantially in the form of Exhibit D(2) hereto).

(iii) Notwithstanding the foregoing, upon consummation of the Exchange Offer, the Issuer shall issue and, upon receipt of an authentication order in accordance with Section 2.2 hereof, the Trustee shall authenticate Series B Notes in exchange for Series A Notes accepted for exchange in the Exchange Offer, which Series B Notes shall not bear the legend set forth in (i) above, and the Registrar shall rescind any restriction on the transfer of such Series A Notes, in each case unless the Issuer has notified the Registrar in writing that the Holder of such Series A Notes is either (A) a broker-dealer, (B) a Person participating in the distribution of the Series A Notes or (C) a Person who is an affiliate (as defined in Rule 144A) of the Issuer.

(iv) Each Global Note, whether or not a Transfer Restricted Security, shall also bear the following legend on the face thereof:

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY OR A SUCCESSOR DEPOSITARY. THIS NOTE IS NOT EXCHANGEABLE FOR NOTES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITARY OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY) MAY BE REGISTERED EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

(v) Any Global Note may be endorsed with or have incorporated in the text thereof such legends or recitals or changes not inconsistent with the provisions of this Indenture as may be required by the Note Custodian, the Depositary or by the National Association of Securities Dealers, Inc. in order for the Notes to be tradable on the PORTAL Market or as may be required for the Notes to be tradable on any other market developed for trading of securities pursuant to Rule 144A or Regulation S under the Securities Act or required to comply with any applicable law or any regulation thereunder or with the rules and regulations of any securities exchange or automated quotation system upon which the Notes may be listed or traded or to conform with any usage with respect thereto, or to indicate any special limitations or restrictions to which any particular Notes are subject.

(i) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in Global Notes have been exchanged for Certificated Notes, redeemed, repurchased or canceled, all Global Notes shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for Certificated Notes, redeemed, repurchased or canceled, the principal amount of Notes represented by such Global Notes shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction. In the event of any transfer of any beneficial interest between the Rule 144A Global Note and the Regulation S Global Note in accordance with the standing procedures and instructions between the Depositary and the Note Custodian and the transfer restrictions set forth herein, the aggregate principal amount of each of the Rule 144A Global Note and the Regulation S Global Note shall be appropriately increased or decreased, as the case may be, and an endorsement shall be made on each of the Rule 144A Global Note and the Regulation S Global Note by the Trustee or the Note Custodian, at the direction of the Trustee, to reflect such reduction or increase.

(j) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuer shall execute and the Trustee shall authenticate Certificated Notes and Global Notes at the Registrar’s request.

(ii) No service charge shall be made to a Holder for any registration of transfer, fee or exchange, but the Issuer may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 3.6 and 9.5 hereof).

(iii) The Registrar shall not be required to register the transfer of or exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(iv) All Certificated Notes and Global Notes issued upon any registration of transfer or exchange of Certificated Notes or Global Notes shall be the valid obligation of the Issuer, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Certificated Notes or Global Notes surrendered upon such registration of transfer or exchange.

(v) The Issuer shall not be required:

(a) to issue, to register the transfer of or to exchange Notes during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption of Notes for redemption under Section 3.2 hereof and ending at the close of business on the day of such mailing; or

(b) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(c) to register the transfer of or to exchange a Note between a record date and the next succeeding interest payment date.

(vi) Prior to due presentment of the registration of a transfer of any Note, the Trustee, any Agent and the Issuer may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of all payments with respect to such Notes, and neither the Trustee, any Agent nor the Issuer shall be affected by notice to the contrary.

(vii) Each Holder of a Note agrees to indemnify the Issuer and the Trustee against any liability that may result from the transfer, exchange or assignment of such Holder’s Note in violation of any provision of this Indenture and/or applicable United States federal or state securities law.

(viii) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Depositary participants or beneficial owners of interests in any Global Notes) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereto.

(ix) Neither the Trustee nor any Agent shall have any responsibility for any actions taken or not taken by the Depositary.

(x) The Trustee shall authenticate Certificated Notes and Global Notes in accordance with the provisions of Section 2.2 hereof.

SECTION 2.7. Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Issuer or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Issuer shall issue and the Trustee, upon receipt of an authentication order in accordance with Section 2.2 hereof, shall authenticate a replacement Note if the Trustee’s requirements for replacement of Notes are met. An indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Issuer to protect the Issuer, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Trustee and the Issuer each may charge such Holder for their expenses in replacing such Note.

Every replacement Note is an additional obligation of the Issuer and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

SECTION 2.8. Outstanding Notes.

The Notes outstanding at any time are all the Notes that have been authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those paid pursuant to Section 2.6 hereof, those reductions in the interest in a Global Note effected by the Trustee or the Note Custodian in accordance with the provisions hereof, and those described in this Section 2.8 as not outstanding. Except as set forth in Section 2.9 hereof, a Note does not cease to be outstanding because the Issuer or any of its Affiliates holds the Note.

If a Note is replaced pursuant to Section 2.7 hereof, it shall cease to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a bona fide purchaser for value.

If the principal amount of any Note is considered paid under Section 4.1 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Issuer, a Subsidiary or an Affiliate of any thereof) holds, on a redemption date or maturity date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

SECTION 2.9. Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer, the Guarantors or by any Affiliate thereof shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in conclusively relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. The Issuer agrees to notify the Trustee of the existence of any such treasury Notes or Notes owned by the Issuer, any Guarantor or, to the knowledge of the Issuer, an Affiliate thereof.

SECTION 2.10. Temporary Notes.

Until Certificated Notes are ready for delivery, the Issuer may prepare and the Trustee, upon receipt of an authentication order in accordance with Section 2.2 hereof, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of Certificated Notes, but may have such variations as the Issuer considers appropriate for temporary Notes and as shall be reasonably acceptable to the Trustee. Without unreasonable delay, the Issuer shall prepare and the Trustee shall authenticate Certificated Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

SECTION 2.11. Cancellation.

The Issuer at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee, or at the direction of the Trustee, the Registrar or Paying Agent, and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of all canceled Notes in accordance with the Trustee’s usual procedures. The Trustee shall maintain a record of all canceled Notes. All canceled Notes shall be delivered to the Issuer if the Issuer so requests in writing. Subject to Section 2.7 hereof, the Issuer may not issue new Notes to replace Notes that have been paid or that have been delivered to the Trustee for cancellation.

SECTION 2.12. Defaulted Interest.

If the Issuer defaults in a payment of interest on the Notes, the Issuer shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest, to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.1 hereof. The Issuer shall promptly notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment. The Issuer shall fix or cause to be fixed each such special record date and payment date, provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. At least 15 days before the special record date, the Issuer (or, upon the written request of the Issuer, the Trustee in the name and at the expense of the Issuer) shall mail or cause to be mailed to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

SECTION 2.13. Persons Deemed Owners.

Prior to due presentment of a Note for registration of transfer and subject to Section 2.12 hereof, the Issuer, the Trustee, any Paying Agent, any co-registrar and any Registrar may deem and treat the person in whose name any Note shall be registered upon the register of Notes kept by the Registrar as the absolute owner of such Note (whether or not such Note shall be overdue and notwithstanding any notation of the ownership or other writing thereon made by anyone other than the Issuer, any co-registrar or any Registrar) for the purpose of receiving all payments with respect to such Note and for all other purposes, and none of the Issuer, the Trustee, any Paying Agent, any co-registrar or any Registrar shall be affected by any notice to the contrary.

SECTION 2.14. CUSIP Numbers.

The Issuer in issuing the Notes may use a “CUSIP” number, and if so, the Trustee shall use the CUSIP number in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness or accuracy of the CUSIP number printed in the notice or on the Notes, and that reliance may be placed only on the other identification numbers printed on the Notes. The Issuer shall promptly notify the Trustee in writing of any change to the CUSIP numbers.

ARTICLE III

REDEMPTION AND REPURCHASE

SECTION 3.1. Notices to Trustee.

If the Issuer elects to redeem Notes pursuant to the provisions of Section 3.7 or 3.8 hereof, it shall furnish to the Trustee, at least 30 days but not more than 60 days before the Redemption Date (unless a shorter notice period shall be satisfactory to the Trustee), an Officers’ Certificate setting forth the Section of this Indenture pursuant to which the redemption shall occur, the Redemption Date, the principal amount of Notes to be redeemed and the Redemption Price.

If the Issuer is required to offer to repurchase Notes pursuant to the provisions of Section 4.10, 4.15 or 4.19 hereof, it shall notify the Trustee in writing, (i) in the case of a repurchase pursuant to Section 4.10 or 4.19, at least 30 days but not more than 45 days, or (ii) in the case of a repurchase pursuant to Section 4.15, at least 30 days but not more than 60 days before the Purchase Date, of the Section of this Indenture pursuant to which the repurchase shall occur, the Purchase Date, the principal amount of Notes required to be repurchased and the Purchase Price and shall furnish to the Trustee an Officers’ Certificate to the effect that (a) the Issuer is required to make or has made a Net Proceeds Offer or a Change of Control Offer or a Loss Proceeds Offer, as the case may be, and (b) the conditions set forth in Section 4.10, 4.15 or 4.19 hereof, as the case may be, have been satisfied.

If the Registrar is not the Trustee, the Issuer shall, concurrently with each notice of redemption or repurchase, cause the Registrar to deliver to the Trustee a certificate (upon which the Trustee may rely) setting forth the principal amounts of Notes held by each Holder.

SECTION 3.2. Selection of Notes.

Except as set forth below, if less than all of the Notes are to be redeemed, the Trustee shall select the Notes or portions thereof to be redeemed in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate. In the event of partial redemption by lot, the particular Notes or portions thereof to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes not previously called for redemption.

If less than all of the Notes tendered are to be repurchased pursuant to the provisions of Section 4.10 or 4.19 hereof, the Trustee shall select the Notes or portions thereof to be repurchased in compliance with Section 4.10 or 4.19 hereof. In the event of partial repurchase by lot, the particular Notes or portions thereof to be repurchased shall be selected at the close of business of the last Business Day prior to the Purchase Date. If less than all of the Notes tendered are to be repurchased pursuant to the provisions of Section 3.8 hereof, the Trustee shall select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures).

The Trustee shall promptly notify the Issuer in writing of the Notes or portions thereof selected for redemption or repurchase. Notes and portions thereof selected shall be in amounts of $1,000 or integral multiples of $1,000, except that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder, even if not a multiple of $1,000, shall be redeemed. No Notes of a principal amount of $1,000 or less shall be redeemed in part.

SECTION 3.3. Notice of Optional or Special Redemption.

In the event Notes are to be redeemed pursuant to Section 3.7 or 3.8 hereof, at least 30 days but not more than 60 days before the Redemption Date, the Issuer shall mail a notice of redemption to each Holder whose Notes are to be redeemed in whole or in part, with a copy to the Trustee.

The notice shall identify the Notes or portions thereof to be redeemed (including the CUSIP number, if any) and shall state:

(a) the Redemption Date;

(b) the Redemption Price;

(c) if any Note is being redeemed in part, the portion of the principal amount of such Note to be redeemed and that, after the Redemption Date, upon surrender of such Note, a new Note or Notes in principal amount equal to the unredeemed portion will be issued;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption must be surrendered to the Paying Agent to collect the Redemption Price, Additional Interest, if any, and, unless the Redemption Date is after a record date and or before the succeeding interest payment date, accrued interest thereon to the Redemption Date;

(f) that, unless the Issuer defaults in making the redemption payment, interest and any Additional Interest on Notes called for redemption will cease to accrue on and after the Redemption Date, and the only remaining right of the Holders of such Notes is to receive payment of the Redemption Price, any Additional Interest and, unless the Redemption Date is after a record date and on or before the succeeding interest payment date, accrued interest thereon to the Redemption Date upon surrender to the Paying Agent of the Notes redeemed;

(g) if fewer than all the Notes are to be redeemed, the identification of the particular Notes (or portions thereof) to be redeemed, as well as the aggregate principal amount of the Notes to be redeemed and the aggregate principal amount of Notes to be outstanding after such partial redemption;

(h) the paragraph of the Notes pursuant to which the Notes called for redemption are being redeemed; and

(i) that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes and that reliance may be placed only on the other identification numbers printed on the Notes.

At the Issuer’s request, the Trustee shall give the notice of redemption in the Issuer’s name and at its expense; provided that the Issuer shall deliver to the Trustee, at least 35 days prior to the Redemption Date (unless a shorter period shall be satisfactory to the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

SECTION 3.4. Effect of Notice of Redemption.

Once notice of redemption is mailed, Notes or portions thereof called for redemption become due and payable on the Redemption Date at the Redemption Price. Upon surrender to any Paying Agent, such Notes or portions thereof shall be paid at the Redemption Price, plus Additional Interest, if any, and accrued interest to the Redemption Date; provided, however, that installments of interest which are due and payable on or prior to the Redemption Date shall be payable to the Holders of such Notes, registered as such, at the close of business on the relevant record date for the payment of such installment of interest.

SECTION 3.5. Deposit of Redemption Price.

On or before 10:00 a.m. Eastern Time on each Redemption Date, the Issuer shall irrevocably deposit with the Trustee or with the Paying Agent money sufficient to pay the aggregate amount due on all Notes to be redeemed on that date, including without limitation any accrued and unpaid interest and Additional Interest, if any, to the Redemption Date. Upon written request by the Issuer, the Trustee or the Paying Agent shall promptly return to the Issuer any money not required for that purpose.

Unless the Issuer defaults in making such payment, interest and any Additional Interest on the Notes to be redeemed will cease to accrue on the applicable Redemption Date, whether or not such Notes are presented for payment. If any Note called for redemption shall not be so paid upon surrender because of the failure of the Issuer to comply with the preceding paragraph, interest will be paid on the unpaid principal, from the applicable Redemption Date until such principal is paid, and on any interest not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.1 hereof.

SECTION 3.6. Notes Redeemed in Part.

Upon surrender of a Note that is redeemed in part, the Issuer shall issue and the Trustee shall authenticate for the Holder at the expense of the Issuer a new Note equal in principal amount to portion of the Note surrendered that is not to be redeemed.

SECTION 3.7. Optional Redemption.

The Issuer may redeem any or all of the Notes at any time on or after October 1, 2006 at the Redemption Prices set forth in the Notes (an “Optional Redemption”). Any redemption pursuant to this Section 3.7 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

SECTION 3.8. Special Redemption upon Equity Offerings.

In the event the Issuer completes one or more Equity Offerings on or before October 1, 2006, the Issuer, at its option, may use the net cash proceeds from any such Equity Offering to redeem up to 35% of the original principal amount of the Notes (a “Special Redemption”) at a Redemption Price equal to 100% of the principal amount so redeemed plus a premium equal to the interest rate per annum applicable on the date on which the notice of redemption is given, together with accrued and unpaid interest and Additional Interest, if any, to the date of redemption; provided, however, that at least 65% of the original principal amount of the Notes will remain outstanding immediately after each such Special Redemption; and provided, further, that such Special Redemption shall occur within 90 days after the date of the closing of the applicable Equity Offering. Any redemption pursuant to this Section 3.8 shall be made pursuant to the provisions of Sections 3.1 through 3.6 hereof.

SECTION 3.9. Repurchase upon Change of Control Offer.

In the event that, pursuant to Section 4.15 hereof, the Issuer shall be required to commence a Change of Control Offer, it shall follow the procedures specified below.

The Change of Control Offer shall remain open for a period from the date of the mailing of the notice of the Change of Control Offer described in the next paragraph until a date determined by the Issuer which is at least 30 but no more than 60 days from the date of mailing of such notice and no longer, except to the extent that a longer period is required by applicable law (the “Change of Control Offer Period”). On the Purchase Date, which shall be no later than the last day of the Change of Control Offer Period, the Issuer shall purchase the principal amount of Notes properly tendered in response to the Change of Control Offer. Payment for any Notes so purchased shall be made in the same manner as interest payments are made.

Within 30 days following any Change of Control, the Issuer shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. The Change of Control Offer shall be made to all Holders. The notice, which shall govern the terms of the Change of Control Offer, shall state:

(a) the transaction or transactions that constitute the Change of Control, providing information, to the extent publicly available, regarding the Person or Persons acquiring control, and stating that the Change of Control Offer is being made pursuant to this Section 3.9 and Section 4.15 hereof and that, to the extent lawful, all Notes tendered will be accepted for payment;

(b) the Purchase Price, the last day of the Change of Control Offer Period, and the Purchase Date;

(c) that any Note not properly tendered or otherwise not accepted for repurchase will continue to accrue interest and Additional Interest, if any;

(d) that, unless the Issuer defaults in the payment of the amount due on the Purchase Date, all Notes or portions thereof accepted for repurchase pursuant to the Change of Control Offer shall cease to accrue interest and Additional Interest, if any, after the Purchase Date;

(e) that Holders electing to have any Notes purchased pursuant to the Change of Control Offer will be required to tender the Notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the Notes completed, or transfer by book-entry transfer, to the Paying Agent at the address specified in the notice not later than the third Business Day preceding the Purchase Date;

(f) that Holders will be entitled to withdraw their election if Paying Agent receives, not later than the expiration of the Change of Control Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for repurchase, and a statement that such Holder is withdrawing his election to have the Notes redeemed in whole or in part; and

(g) that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the portion of the Notes tendered (or transferred by book-entry transfer) that is not to be repurchased, which portion must be equal to $1,000 in principal amount or an integral multiple thereof.

On or before the Purchase Date, the Issuer shall to the extent lawful, (i) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Purchase Price, together with accrued and unpaid interest and Additional Interest, if any, thereon to the Purchase Date in respect of all Notes or portions thereof so tendered and accepted for repurchase and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer. The Paying Agent shall promptly (but in any case not later than five days after the Purchase Date) mail to each Holder of Notes so repurchased the amount due in connection with such Notes, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer in the form of an Officers’ Certificate shall authenticate and mail or deliver (or cause to transfer by book entry) to each relevant Holder a new Note, in a principal amount equal to any unpurchased portion of the Notes surrendered to the Holder thereof; provided that each such new Note shall be in a principal amount of $l,000 or and integral multiple thereof. The Issuer shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Purchase Date.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, in each case to the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders pursuant to the Change of Control Offer.

SECTION 3.10. Repurchase upon Application of Net Cash Proceeds and Net Loss Proceeds.

In the event that, pursuant to Section 4.10 or 4.19 hereof, the Issuer shall be required to commence a Net Proceeds Offer or Loss Proceeds Offer, it shall follow the procedures specified below.

The notice shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer or Loss Proceeds Offer, as the case may be. The Net Proceeds Offer or Loss Proceeds Offer shall be made to all Holders. Each Net Proceeds Offer or Loss Proceeds Offer shall be mailed to the record Holders as shown on the register of Holders within 25 days following the Net Proceeds Offer Trigger Date or Loss Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in this Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law. The notice, which shall govern the terms of the Net Proceeds Offer, shall state:

(a) that the Net Proceeds Offer or Loss Proceeds Offer is being made pursuant to this Section 3.10 and either Section 4.10 or 4.19 hereof, as applicable;

(b) the Net Proceeds Offer Amount or Loss Proceeds Offer Amount, the Purchase Price and the Purchase Date;

(c) that any Note not properly tendered or otherwise not accepted for repurchase shall continue to accrue interest and Additional Interest, if any;

(d) that, unless the Issuer defaults in the payment of the amount due on the Purchase Date, all Notes or portions thereof accepted for repurchase pursuant to the Net Proceeds Offer or Loss Proceeds Offer shall cease to accrue interest and Additional Interest, if any, after the Purchase Date;

(e) that Holders electing to have any Notes repurchased pursuant to any Net Proceeds Offer or Loss Proceeds Offer shall be required to tender the Notes, with the form entitled Option of Holder to Elect Purchase on the reverse of the Notes completed, or transfer by book-entry transfer, to the Issuer, a Depositary, if appointed by the Issuer, or a Paying Agent at the address specified in the notice prior to the close of business on the third Business Day preceding the Purchase Date;

(f) that Holders will be entitled to withdraw their election if the Issuer, the Depositary or the Paying Agent, as the case may be, receives, not later than the Purchase Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes delivered for repurchase and a statement that such Holder is withdrawing his election to have such Notes repurchased in whole or in part;

(g) that, to the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount or Loss Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on the amount of Notes tendered); and

(h) that Holders whose Notes are being repurchased only in part will be issued new Notes equal in principal amount to the portion of the Notes tendered (or transferred by book-entry transfer) that is not to be repurchased, which portion must be equal to $1,000 in principal amount or an integral multiple thereof.

On or before the Purchase Date, the Issuer shall to the extent lawful, (i) accept for payment, on a pro rata basis in accordance with this Indenture to the extent necessary, the Net Proceeds Offer Amount or Loss Proceeds Offer Amount of Notes or portions thereof properly tendered pursuant to the Net Proceeds Offer or Loss Proceeds Offer, or if less than that amount has been tendered, all Notes properly tendered, (ii) deposit with the Paying Agent an amount equal to the Purchase Price, plus accrued and unpaid interest and Additional Interest, if any, thereon to the Purchase Date in respect of all Notes or portions thereof so tendered and accepted for repurchase and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being repurchased by the Issuer. The Paying Agent shall promptly (but in any case not later than five days after the Purchase Date) mail to each Holder of Notes so repurchased the amount due in connection with such Notes, and the Issuer shall promptly issue a new Note, and the Trustee, upon written request from the Issuer in the form of an Officers’ Certificate shall authenticate and mail or deliver (or cause to transfer by book entry) such new Note to such Holder, in a principal amount equal to any unpurchased portion to the Holder thereof; provided that each such new Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Issuer shall publicly announce the results of the Net Proceeds Offer on or as soon as practicable after the Purchase Date.

If the Purchase Date is on or after an interest record date and on or before the related interest payment date, any accrued and unpaid interest and Additional Interest, if any, in each case to the Purchase Date, shall be paid to the Person in whose name a Note is registered at the close of business on such record date, and no additional interest shall be payable to Holders to the Net Proceeds Offer.

ARTICLE IV

COVENANTS

SECTION 4.1. Payment of Principal and Interest.

The Issuer shall duly and punctually pay or cause to be paid the principal, Redemption Price and Purchase Price of and interest on the Notes on the dates, in the amounts and in the manner provided herein and in the Notes. Principal, Redemption Price, Purchase Price and interest shall be considered paid on the date due if the Paying Agent, if other than the Issuer, holds as of 10:00 a.m. Eastern Time on the due date money deposited by the Issuer in immediately available funds and designated for and sufficient to pay the aggregate amount then due. The Issuer shall pay all Additional Interest, if any, on the dates, in the amounts and in the manner set forth in the Registration Rights Agreement.

The Issuer shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal, Redemption Price and Purchase Price at the rate equal to 1% per annum in excess of the then applicable interest rate on the Notes to the extent lawful; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest (without regard to any applicable grace period) at the same rate to the extent lawful.

SECTION 4.2. Maintenance of Office or Agency.

The Issuer shall maintain in the Borough of Manhattan, the City of New York, an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Issuer in respect of the Notes and this Indenture may be served. The Issuer shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuer shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee.

The Issuer may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Issuer of its obligations to maintain an office or agency in the Borough of Manhattan, the City of New York, for such purposes. The Issuer shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuer hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Issuer in accordance with Section 2.3 hereof. The Trustee may resign such agency at any time by giving written notice to the Issuer no later than 30 days prior to the effective date of such resignation.

SECTION 4.3. Reports to Holders.

Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Issuer will furnish the Trustee and the Holders of Notes:

(i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Issuer and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Issuer and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Issuer, if any) and, with respect to the annual information only, a report thereon by the Issuer’s certified independent accountants; and

(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer were required to file such reports,

in each case within the time periods specified in the Commission’s rules and regulations.

In addition, following the consummation of the Exchange Offer, whether or not required by the rules and regulations of the Commission, the Issuer will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Issuer has agreed that, for so long as any Notes remain outstanding, it will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4)

under the Securities Act. Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s compliance with any of its covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

Notwithstanding the foregoing, the Issuer shall furnish to the Trustee, within 15 days of the filing thereof, a copy of any Form 10-K, Form 10-Q, Form 8-K or other document filed by the Issuer with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

SECTION 4.4. Compliance Certificate.

The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Issuer and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Issuer has performed its obligations under this Indenture in all material respects, and further stating, as to the Officer signing such certificate, that to the best of his or her knowledge the Issuer has complied with and performed its obligations under the provisions contained in this Indenture in all material respects and is not in Default in the performance or observance of any of the terms, provisions and conditions of this Indenture (and, if a Default or Event of Default shall have occurred, describing all such Defaults or Events of Default) of which he or she may have knowledge, and that to the best of his or her knowledge no event has occurred and remains in existence by reason of which, payments on account of the principal of or interest, if any, on the Notes is prohibited or if such event has occurred, a description of the event.

So long as not contrary to the then current recommendations of the American Institute of Certified Public Accountants, the year-end financial statements delivered pursuant to Section 4.3 hereof shall be accompanied by a written statement of the Issuer’s independent public accountants (who shall be a firm of established national reputation) that in making the examination necessary for certification of such financial statements, nothing has come to their attention that would lead them to believe that the Issuer has violated any provisions of Article IV or Article V hereof or, if any such violation has occurred, specifying the nature and period of existence thereof, it being understood that such accountants shall not be liable directly or indirectly to any Person for any failure to obtain knowledge of any such violation.

The Issuer shall, so long as any of the Notes are outstanding, deliver to the Trustee, forthwith (and in any event within five Business Days) upon the Issuer becoming aware of any Default or Event of Default an Officers’ Certificate specifying such Default or Event of Default.

SECTION 4.5. Taxes.

The Issuer shall pay or discharge, and shall cause each of its Subsidiaries to pay or discharge, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or where the failure to effect such payment is not adverse in any material respect to the Holders of the Notes.

SECTION 4.6. Stay, Extension and Usury Laws.

The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Issuer (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though such law has not been enacted.

SECTION 4.7. Limitation on Restricted Payments.

(a) The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of the Issuer) on or in respect of shares of the Issuer’s Capital Stock to holders of such Capital Stock;

(2) purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Issuer (other than Capital Stock owned by a Restricted Subsidiary);

(3) make any principal payment on, purchase, defease, redeem, prepay or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Indebtedness; or

(4) make any Investment (other than Permitted Investments)

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”) if, at the time of such Restricted Payment or immediately after giving effect thereto,

(i) a Default or an Event of Default shall have occurred and be continuing;

(ii) the Issuer is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.9 hereof; or

(iii) the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash, being the fair market value of such property as determined in good faith by the Board of Directors of the Issuer) shall exceed the sum of:

(v) 50% of the cumulative Consolidated Net Income (or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Issuer earned subsequent to the Issue Date and on or prior to the date the Restricted Payment occurs (the “Reference Date”) (treating such period as a single accounting period); plus

(w) 100% of the aggregate net cash proceeds received by the Issuer from any Person (other than a Subsidiary of the Issuer) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of Qualified Capital Stock of the Issuer or warrants, options or other rights to acquire Qualified Capital Stock of the Issuer (but excluding any debt security that is convertible into, or exchangeable for, Qualified Capital Stock of the Issuer); plus

(x) without duplication of any amounts included in clause (iii)(w) above, 100% of the aggregate net cash proceeds of any equity contribution received by the Issuer from a holder of the Issuer’s Capital Stock subsequent to the Issue Date and on or prior to the Reference Date (excluding, in the case of clauses (iii)(w) and (x), any net cash proceeds from a Equity Offering to the extent used to redeem the Notes in compliance with Section 3.8 hereof); plus

(y) 100% of the aggregate net cash proceeds received by the Issuer from any Person (other than a Subsidiary of the Issuer) from the issuance and sale subsequent to the Issue Date and on or prior to the Reference Date of debt securities or shares of Disqualified Capital Stock that have been converted into or exchanged for Qualified Capital Stock of the Issuer, together with the aggregate cash received by the Issuer at the time of such conversion or exchange and the amount of any accrued interest then outstanding on any such debt securities; plus

(z) without duplication, the sum of:

(1) the aggregate amount returned in cash or Cash Equivalents to the Issuer or its Restricted Subsidiaries on or with respect to Investments (other than Permitted Investments) made subsequent to the Issue Date whether through interest payments, principal payments, dividends or other distributions or payments;

(2) the net cash proceeds received by the Issuer or any of its Restricted Subsidiaries from the disposition of all or any portion of such Investments (other than to a Subsidiary of the Issuer); and

(3) upon redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the lesser (x) of the fair market value of such Subsidiary and (y) the amount of all Investments made in such Subsidiary subsequent to the Issue Date;

only to the extent that the sum of clauses (1), (2) and (3) above does not exceed the aggregate amount of all such Investments made subsequent to the Issue Date.

(b) Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph shall not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of such dividend if such dividend would have been permitted on the date of declaration;

(2) so long as no Default or Event of Default shall have occurred and be continuing, the acquisition of any shares of Capital Stock of the Issuer, either (i) solely in exchange for shares of Qualified Capital Stock of the Issuer or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Issuer) of shares of Qualified Capital Stock of the Issuer;

(3) so long as no Default or Event of Default shall have occurred and be continuing, the acquisition of any Subordinated Indebtedness, either (i) solely in exchange for shares of Qualified Capital Stock of the Issuer or (ii) through the application of net proceeds of a substantially concurrent sale for cash (other than to a Subsidiary of the Issuer) of (a) shares of Qualified Capital Stock of the Issuer or (b) Refinancing Indebtedness;

(4) so long as no Default or Event of Default shall have occurred and be continuing, repurchases by the Issuer of Common Stock of the Issuer from officers, directors and employees of the Issuer or any of its Subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees or termination of their seat on the board of the Issuer in an aggregate amount not to exceed $2.0 million in any calendar year and not to exceed $5.0 million in the aggregate since the Issue Date;

(5) the repurchase of Capital Stock deemed to occur upon the exercise, conversion or exchange of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof; provided, that if cash is paid to a holder of Capital Stock in connection with any such transaction, such cash payment must be permitted pursuant to another provision of this Section 4.7;

(6) bona fide payments or distributions to dissenting stockholders of the Issuer (other than the Permitted Holders) to the extent required by applicable law in connection with a merger, consolidation or transfer of assets that otherwise complies with the terms of this Indenture; and

(7) so long as no Default or Event of Default shall have occurred and be continuing, Restricted Payments in an aggregate amount not to exceed $5.0 million since the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the immediately preceding paragraph, amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(a), (4) and (7) shall be included in such calculation.

(c) Notwithstanding the foregoing or any other provision of this Indenture, the Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, make any cash dividend payments (whether permitted pursuant to the Section 4.7(a) or otherwise) on the Convertible Preferred Stock (or any replacement, refunding or renewal thereof) on or prior to October 1, 2009.

SECTION 4.8. Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Issuer to:

(1) pay dividends or make any other distributions on or in respect of its Capital Stock;

(2) make loans or advances to the Issuer or any other Restricted Subsidiary or to pay any Indebtedness or other obligation owed to the Issuer or any other Restricted Subsidiary of the Issuer; or

(3) transfer any of its property or assets to the Issuer or any other Restricted Subsidiary of the Issuer,

except in each case for such encumbrances or restrictions existing under or by reason of:

(a) applicable law;

(b) this Indenture, the Notes, the Guarantees and the Collateral Documents;

(c) a Credit Facility and the security agreements and other collateral documents relating thereto;

(d) any agreement or instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e) agreements existing on the Issue Date to the extent and in the manner such encumbrances or restrictions are in effect on the Issue Date;

(f) restrictions on the transfer of assets subject to any Lien permitted under this Indenture imposed by the holder of such Lien;

(g) restrictions imposed by any agreement to sell assets or Capital Stock permitted under this Indenture to any Person pending the closing of such sale;

(h) customary provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(i) restrictions contained in the terms of Purchase Money Obligations or Capitalized Lease Obligations not incurred in violation of this Indenture; provided that such restrictions relate only to the property financed with such Indebtedness, and restrictions contained in the terms of any other Indebtedness not incurred in violation of this Indenture;

(j) customary non-assignment provisions of any contract or any lease governing a leasehold of any Restricted Subsidiary of the Issuer; and

(k) an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (b) through (f) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Issuer or the applicable Restricted Subsidiary in any material respect as determined by the Board of Directors of the Issuer in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (b), (d), (e) and (f).

Nothing contained in this Section 4.8 shall prevent the Issuer or any of its Restricted Subsidiaries from creating, incurring, assuming or suffering to exist any Liens otherwise permitted in Section 4.12 hereof.

SECTION 4.9. Limitation on Incurrence of Additional Indebtedness.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that, if no Default or Event of Default shall have occurred and be continuing at the time of or as a consequence of the incurrence of any such Indebtedness, the Issuer or any of its Restricted Subsidiaries that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) and any Restricted Subsidiary of the Issuer that is not or will not, upon such incurrence, become a Guarantor may incur Acquired Indebtedness, in each case if on the date of the incurrence of such Indebtedness, after giving effect to the incurrence thereof, the Indebtedness to Cash Flow Ratio of the Issuer would not have exceeded 4.5 to 1.0.

(b) The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness which by its terms (or by the terms of any agreement governing such Indebtedness) is expressly subordinated in right of payment to any other Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is also by its terms (or by the terms of any agreement governing such Indebtedness) made expressly subordinate to the Notes or the applicable Guarantee, as the case may be, to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of the Issuer or such Guarantor, as the case may be. For purposes of the foregoing, no Indebtedness will be deemed to be subordinated in right of payment to any other Indebtedness of the Issuer or any Guarantor solely by virtue of such Indebtedness being unsecured or by virtue of the fact that the holders of such Indebtedness have entered into one or more intercreditor agreements giving one or more of such holders priority over the other holders in the collateral held by them.

(c) In addition to the limitation imposed by Section 4.09(a) hereof, any issuance of Additional Notes shall be subject to the further requirements set forth in Section 4.12 hereof and that the Issuer shall, at its sole cost and expense, have performed or caused to be performed all acts and executed any and all documents (including, without limitation, the authorization of any financing statement and continuation statement) for filing under the provisions of the Uniform Commercial Code or under any other statute, rule or regulation of any applicable federal, state or local jurisdiction, including any filings in local real estate land record offices that are necessary or reasonably requested by the Trustee in order to grant and confirm the validity, perfection and second priority (subject to Permitted Liens) of the Liens in favor of the Trustee for the benefit of the Holders on such additional Collateral.

(d) Notwithstanding the foregoing or any other provision of this Indenture, the Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, incur any Indebtedness, the proceeds of which will be used, directly or indirectly, to redeem, repurchase or otherwise retire the Convertible Preferred Stock (or any replacement, refunding or renewal thereof) on or prior to October 1, 2009.

SECTION 4.10. Limitation on Asset Sales.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Issuer or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of (as determined in good faith by the Issuer’s Board of Directors);

(2) at least 75% of the consideration received by the Issuer or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition (provided that (A) the amount of any liabilities of the Issuer or any such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets and (B) any securities or other obligations received by the Issuer or any such Restricted Subsidiary in exchange for any such assets (other than assets which constitute Collateral) that are converted into cash within 180 days after the consummation of such Asset Sale (to the extent of the cash received) shall be deemed to be cash for purposes of this provision);

(3) if such Asset Sale involves the disposition of Collateral, subject to the Intercreditor Agreement, the Issuer or such Restricted Subsidiary has complied with the provisions described in Article X hereof;

(4) if such Asset Sale involves the disposition of Collateral, subject to the Intercreditor Agreement, the Net Cash Proceeds relating to such Asset Sale remaining after repayment (including a corresponding commitment reduction, if applicable) of any Indebtedness secured by a Permitted Lien on such asset (the “Available Amount”) shall be paid directly by the purchaser of the Collateral to the Trustee for deposit into the Collateral Account for the benefit of the Trustee, and, to the extent required by the Collateral Documents, such property shall be made subject to the Lien of the applicable Collateral Documents; and

(5) upon the consummation of an Asset Sale, the Issuer shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 365 days of receipt thereof either:

(a) to prepay any Secured Indebtedness;

(b) to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in properties and assets (including Capital Stock) that will be used in the business as existing on the Issue Date of the Issuer and its Restricted Subsidiaries or in businesses reasonably related thereto (“Replacement Assets”) or to make a Permitted Investment; provided that any Replacement Assets acquired with any Net Cash Proceeds of an Asset Sale of Collateral shall be owned by the Issuer or a Guarantor and shall not be subject to any Liens other than Permitted Liens and the Issuer or such Guarantor, as the case may be, shall execute and deliver to the Trustee such Collateral Documents or other instruments as shall be reasonably necessary to cause such property or assets to become subject to the Lien of the applicable Collateral Documents; and/or

(c) a combination of prepayment and investment permitted by the foregoing clauses (5)(a) and (5)(b).

Clauses (1) and (2) of Section 4.10(a) hereof need not be satisfied to the extent the Collateral to be released consists solely of Collateral with respect to which the required Lenders have given their consent and authorized the release of same or to the extent the Collateral to be released is disposed of by the agent on behalf of the required Lenders in connection with the exercise of rights or remedies under a Credit Facility, in each case so long as the proceeds therefrom are applied in accordance with the Intercreditor Agreement.

(b) On the 366th day after an Asset Sale (a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (5)(a), (5)(b) and (5)(c) of Section 4.10(a) hereof (each, a “Net Proceeds Offer Amount”) shall be applied by the Issuer or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Net Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by the Issuer or any Restricted Subsidiary of the Issuer, as the case may be, in connection with any Asset Sale which does not involve Collateral is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this Section 4.10. Pending application of the Net Cash Proceeds, the Net Cash Proceeds from Asset Sales of Collateral shall be deposited in the Collateral Account. To the extent that the aggregate amount of Notes tendered pursuant to a Net Proceeds Offer is less than the Net Proceeds Offer Amount, the Issuer may apply any remaining Net Cash Proceeds to any purpose consistent with this Indenture and, following the consummation of each Net Proceeds Offer, the Net Proceeds Offer Amount shall be reset to zero. Notwithstanding anything to the contrary in the foregoing, the Issuer may commence a Net Proceeds Offer prior to the expiration of 360 days after the occurrence of an Asset Sale.

(c) The Issuer may defer the Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount that, when added to the Net Loss Proceeds then accumulated, is equal to or in excess of $5.0 million (the “Total Offer Amount”) (at which time, the entire unutilized Total Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the preceding paragraph).

(d) Notwithstanding Sections 4.10(a) and 4.10(b) hereof, the Issuer and its Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with such Sections 4.10(a) and 4.10(b) hereof to the extent that:

(1) the consideration for such Asset Sale constitutes Replacement Assets; and

(2) such Asset Sale is for fair market value;

provided that to the extent such Asset Sale consists of Collateral, the Replacement Assets shall be owned by the Issuer or a Guarantor and shall not be subject to any Liens other than Permitted Liens and the Issuer or such Guarantor shall execute and deliver to the Trustee such Collateral Documents or other instruments as shall be reasonably necessary to cause such property or assets to become subject to the Lien of the applicable Collateral Documents.

(e) In the event of the transfer of substantially all (but not all) of the property and assets of the Issuer and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 5.1 hereof, which transaction does not constitute a Change of Control, the successor corporation shall be deemed to have sold the properties and assets of the Issuer and its Restricted Subsidiaries not so transferred for purposes of this Section 4.10, and shall comply with the provisions of this Section 4.10 with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such properties and assets of the Issuer or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 4.10.

(f) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of this Indenture by virtue thereof.

SECTION 4.11. Limitations on Transactions with Affiliates.

(a) The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each, an “Affiliate Transaction”), other than (x) Affiliate Transactions permitted under Section 4.11(c) hereof and (y) Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Issuer or such Restricted Subsidiary.

(b) All Affiliate Transactions (and each series of related Affiliate Transactions that are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $2.5 million shall, prior to the consummation thereof, be approved by a majority of the disinterested members of the Board of Directors of the Issuer or such Restricted Subsidiary, as the case may be, such approval to be evidenced by a Board Resolution stating that such disinterested members (or the disinterested member, if there is only one disinterested member) have determined that such transaction complies with the foregoing provisions. If the Issuer or any Restricted Subsidiary of the Issuer enters into an Affiliate Transaction (or a series of related Affiliate Transactions that are similar or part of a common plan) involving aggregate payments or other property with a fair market value in excess of $10.0 million, the Issuer or such Restricted Subsidiary, as the case may be, shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such transaction or series of related transactions to the Issuer or the relevant Restricted Subsidiary, as the case may be, from a financial point of view, from an Independent Financial Advisor and file the same with the Trustee.

(c) The restrictions set forth Sections 4.11(a) and 4.11(b) hereof shall not apply to:

(1) reasonable fees and compensation paid to and indemnity provided on behalf of officers, directors, employees or consultants of the Issuer or any Restricted Subsidiary of the Issuer as determined in good faith by the Issuer’s Board of Directors or senior management;

(2) transactions exclusively between or among the Issuer and any of its Wholly Owned Restricted Subsidiaries or exclusively between or among such Wholly Owned Restricted Subsidiaries, provided, that such transactions are not otherwise prohibited by this Indenture;

(3) any agreement as in effect as of the Issue Date or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date; and

(4) Restricted Payments permitted by this Indenture.

SECTION 4.12. Limitation on Liens.

The Issuer will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens of any kind against or upon any property or assets of the Issuer or any of its Restricted Subsidiaries, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, in each case other than Permitted Liens, except that the Issuer and its Restricted Subsidiaries may incur Liens on property or assets that are not Collateral if (i) in the case of any such Liens securing Indebtedness that is expressly subordinate or junior in right of payment to the Notes, the Notes are secured by a Lien on such property or assets that is senior in priority to such Liens and (ii) in the case of all other such Liens, the Notes are equally and ratably secured. In the event that the Lien the existence of which gives rise to a Lien securing the Notes or a Guarantee pursuant to the foregoing exception ceases to exist, the Lien securing the Notes or a Guarantee required by the foregoing exception shall automatically be released and the Trustee shall execute appropriate documentation as requested by the Issuer.

SECTION 4.13. Continued Existence.

Subject to Article V hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its corporate or other existence and the corporate or other existence of each Guarantor in accordance with the organizational documents (as the same may be amended from time to time) of the Issuer or such Guarantor and (ii) the material rights (charter and statutory), licenses and franchises of the Issuer or such Guarantor, except to the extent that the applicable Board of Directors determines in good faith that the preservation of such right, license or franchise is no longer necessary or desirable in the conduct of the business of the Issuer and the Guarantors, taken as a whole.

SECTION 4.14. Insurance Matters.

(a) The Issuer shall provide or cause to be provided, for itself and each of its Restricted Subsidiaries, insurance (including appropriate self-insurance) against loss or damage of the kinds that, in the reasonable, good faith opinion of the Issuer, are adequate and appropriate for the conduct of the business of the Issuer and its Restricted Subsidiaries in a prudent manner, with reputable insurers or with the government of the United States of America or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the reasonable, good faith opinion of the Issuer, for corporations similarly situated in the industry, unless the failure to provide such insurance (together with all other such failures) would not have a material adverse effect on the financial condition or results of operations of the Issuer and its Restricted Subsidiaries, taken as a whole.

(b) The Issuer shall use its commercially reasonable efforts, and shall cause each of its Restricted Subsidiaries to use its commercially reasonable efforts, subject to and in compliance with the provisions of Article X and the applicable Collateral Documents, to include in any insurance policy maintained by the Company with respect to any Collateral that all losses payable thereunder shall be payable to the Trustee, as either loss payee or additional insured, as applicable.

SECTION 4.15. Offer to Repurchase upon Change of Control.

Upon the occurrence of a Change of Control, each Holder of Notes shall have the right to require the Issuer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder’s Notes (a “Change of Control Offer”) at a Purchase Price in cash equal to 101% of the aggregate principal amount thereof, together with accrued and unpaid interest and Additional Interest, if any, thereon to the Purchase Date. The Change of Control Offer shall be made in compliance with the applicable procedures set forth in Article III hereof and shall include all instructions and materials necessary to enable Holders to tender their Notes.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuer shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 4.15 by virtue thereof.

SECTION 4.16. Guarantees of Restricted Subsidiaries.

Each Restricted Subsidiary of the Issuer (other than a Foreign Restricted Subsidiary) shall execute and deliver to the Trustee a supplemental indenture pursuant to which such Restricted Subsidiary shall unconditionally guarantee on a senior basis all obligations of the Issuer under the Notes, and shall agree to be bound by this Indenture and the Collateral Documents and, subject to the Intercreditor Agreement, pledge its assets as collateral for its Guarantee in accordance therewith.

SECTION 4.17. Conduct of Business.

The Issuer and its Restricted Subsidiaries will not engage in any businesses that are not the same, similar, ancillary or reasonably related to the businesses in which the Issuer and its Restricted Subsidiaries are engaged on the Issue Date.

SECTION 4.18. Payments for Consent.

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SECTION 4.19. Events of Loss.

(a) In the event of an Event of Loss with respect to any Collateral, the Issuer or the affected Subsidiary Guarantor, as the case may be, will apply the Net Loss Proceeds from such Event of Loss, within 365 days after receipt, at its option:

(1) to the rebuilding, repair, replacement or construction of improvements to the affected property (the “Subject Property”);

(2) to make capital expenditures with respect to Collateral or to acquire properties or assets that will (a) constitute Collateral and (b) be used or useful in the Permitted Business of the Issuer or any of its Restricted Subsidiaries; provided that any Collateral acquired with any Net Loss Proceeds shall be owned by the Issuer or a Guarantor and shall not be subject to any Liens other than Permitted Liens and the Issuer or such Guarantor, as the case may be, shall execute and deliver to the Trustee such Collateral Documents or other instruments as shall be reasonably necessary to cause such property or assets to become subject to the Lien of the applicable Collateral Documents; and/or

(3) a combination of the uses permitted by the foregoing clauses (1) and (2) above.

(b) On the 366th day after an Event of Loss (a “Loss Proceeds Offer Trigger Date”), such aggregate amount of Net Loss Proceeds which have not been applied on or before such Loss Proceeds Offer Trigger Date as permitted in clauses (a)(1), (a)(2) and (a)(3) above (each a “Loss Proceeds Offer Amount”) shall be applied by the Issuer or such Subsidiary Guarantor to make an offer to purchase (the “Loss Proceeds Offer”) on a date (the “Loss Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Loss Proceeds Offer Trigger Date, from all Holders on a pro rata basis, that amount of Notes equal to the Loss Proceeds Offer Amount at a price equal to 100% of the principal amount of the Notes to be purchased, plus accrued and unpaid interest thereon, if any, to the date of purchase. Pending application of the Net Loss Proceeds, the Net Loss Proceeds shall be deposited in the Collateral Account. To the extent that the aggregate amount of Notes tendered pursuant to a Loss Proceeds Offer is less than the Loss Proceeds Offer Amount, the Issuer may apply any remaining Net Loss Proceeds to any purpose consistent with this Indenture and, following the consummation of each Loss Proceeds Offer, the Loss Proceeds Offer Amount shall be reset to zero. Notwithstanding anything to the contrary in the foregoing, the Issuer may commence a Loss Proceeds Offer prior to the expiration of 365 days after the occurrence of an Event of Loss.

(c) The Issuer may defer any Loss Proceeds Offer until there is an aggregate unutilized Total Offer Amount equal to or in excess of $5.0 million (at which time, the entire unutilized Total Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the preceding paragraph).

(d) The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to a Loss Proceeds Offer. To the extent that the provisions of any applicable securities laws or regulations conflict with the provisions of this Indenture, the Issuer will comply with such securities laws and regulations and shall not be deemed to have breached its obligations described in this Indenture by virtue thereof.

SECTION 4.20. Additional Interest Notice.

In the event that the Issuer is required to pay Additional Interest (as defined in the applicable Registration Rights Agreement) to Holders of Notes pursuant to the Registration Rights Agreement, the Issuer will provide written notice (“Additional Interest Notice”) to the Trustee of its obligation to pay Additional Interest no later than 5 days prior to the proposed payment date for the Additional Interest, and the Additional Interest Notice shall set forth the amount of Additional Interest to be paid by the Issuer on such payment date. The Trustee shall not at any time be under any duty or responsibility to any Holder of Notes to determine the Additional Interest, or with respect to the nature, extent, or calculation of the amount of Additional Interest owed, or with respect to the method employed in such calculation of the Additional Interest.

SECTION 4.21. Limitation on Preferred Stock of Restricted Subsidiaries.

The Issuer will not permit any of its Restricted Subsidiaries to issue any Preferred Stock (other than to the Issuer or to a Wholly Owned Restricted Subsidiary of the Issuer) or permit any Person (other than the Issuer or a Wholly Owned Restricted Subsidiary of the Issuer) to own any Preferred Stock of any Restricted Subsidiary of the Issuer.

ARTICLE V

SUCCESSORS

SECTION 5.1. Merger, Consolidation and Sale of Assets.

(a) The Issuer will not, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of the Issuer to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Issuer’s assets (determined on a consolidated basis for the

Issuer and the Issuer’s Restricted Subsidiaries) whether as an entirety or substantially as an entirety to any Person unless:

(1) either:

(a) the Issuer shall be the surviving or continuing corporation or limited liability company; or

(b) the Person (if other than the Issuer) formed by such consolidation or into which the Issuer is merged or the Person that acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Issuer and its Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(x) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia; and

(y) shall expressly assume, by supplemental indenture (in form satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes, this Indenture and the Registration Rights Agreement on the part of the Issuer to be performed or observed, and shall cause such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(2) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred in connection with or in respect of such transaction), the Issuer or such Surviving Entity, as the case may be, shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with Section 4.9 hereof;

(3) immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4) the Issuer or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of this Indenture and that all conditions precedent in this Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, (i) the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of the Issuer, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Issuer, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Issuer; (ii) the Issuer, if surviving, shall be automatically discharged from all its obligations under this Indenture, the Notes and the Collateral Documents; and (iii) any Collateral transferred to the Surviving Entity shall (a) continue to constitute Collateral under this Indenture and the Collateral Documents, (b) be subject to the Lien in favor of the Trustee for the benefit of the Holders, and (c) not be subject to any Lien other than Permitted Liens.

Upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of the Issuer in accordance with the foregoing in which the Issuer is not the continuing corporation, the successor Person formed by such consolidation or into which the Issuer is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Issuer under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such.

(b) Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and this Indenture in connection with any transaction complying with the provisions of Section 4.10 hereof) will not, and the Issuer will not cause or permit any Guarantor to, consolidate with or merge with or into any Person other than the Issuer or any other Guarantor unless:

(1) the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation organized and existing under the laws of the United States or any state thereof or the District of Columbia;

(2) such entity assumes by supplemental indenture all of the obligations of the Guarantor on the Guarantee, and shall cause such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

(3) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and

(4) immediately after giving effect to such transaction and the use of any net proceeds therefrom on a pro forma basis, the Issuer could satisfy the provisions of Section 5.01(a)(2) hereof.

Any merger or consolidation of a Guarantor with and into the Issuer (with the Issuer being the Surviving Entity) or another Guarantor that is a Wholly Owned Restricted Subsidiary of the Issuer need only comply with Section 5.01(a)(4) hereof. The Collateral owned by such Guarantor or surviving Person, as the case may be, (a) shall be subject to a Lien in favor of the Trustee for the benefit of the Holders; and (b) shall not be subject to any Lien, other than Permitted Liens.

SECTION 5.2. Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer in accordance with Section 5.1 hereof, the Surviving Entity shall succeed to and be substituted for, and may exercise every right and power of, the Issuer under this Indenture with the same effect as if such Surviving Entity had been named as the Issuer herein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal, Purchase Price or Redemption Price of or interest or Additional Interest, if any, on the Notes except in the case of a sale of all of the Issuer’s assets that meets the requirements of Section 5.1 hereof.

ARTICLE VI

DEFAULTS AND REMEDIES

SECTION 6.1. Events of Default.

Each of the following constitutes an “Event of Default”:

(a) the failure to pay interest on any Notes when the same becomes due and payable and the default continues for a period of 30 days;

(b) the failure to pay the principal of any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including, without limitation, the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer, a Net Proceeds Offer or a Loss Proceeds Offer);

(c) a default in the observance or performance of any other covenant or agreement contained herein or in the Collateral Documents which default continues for a period of 30 days after the Issuer receives written notice specifying the default (and demanding that such default be remedied and stating that such notice is a “Notice of Default”) from the Trustee or the Holders of at least 25% of the outstanding principal amount of the Notes (except in the case of a default with respect to Section 5.1 hereof, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(d) the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the stated principal amount of any Indebtedness of the Issuer or any Restricted Subsidiary of the Issuer (other than a Foreign Restricted Subsidiary that is not a Significant Subsidiary), or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days of receipt by the Issuer or such Restricted Subsidiary of notice of any such acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final stated maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

(e) one or more judgments (not covered by insurance as to which the carrier has assumed the defense or acknowledged coverage) in an aggregate amount in excess of $5.0 million shall have been rendered against the Issuer or any Restricted Subsidiary of the Issuer (other than a Foreign Restricted Subsidiary that is not a Significant Subsidiary) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(f) the Issuer or any Significant Subsidiary of the Issuer:

(i) commences a voluntary case under any Bankruptcy Law,

(ii) consents to the entry of an order for relief against it in an involuntary case,

(iii) consents to the appointment of a custodian or receiver of it or for all or substantially, all of its property,

(iv) makes a general assignment for the benefit of its creditors, or

(v) generally is not paying its debts as they become due;

(g) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(i) is for relief in an involuntary case against the Issuer or any Significant Subsidiary of the Issuer;

(ii) appoints a custodian or receiver of the Issuer or any Significant Subsidiary or for all or substantially all of the property of any of the foregoing;

(iii) orders the liquidation of the Issuer or any of its Significant Subsidiaries;

and the order or decree remains unstayed and in effect for 60 consecutive days;

(h) any Guarantee of a Significant Subsidiary ceases to be in full force and effect or any Guarantee of a Significant Subsidiary is declared to be null and void and unenforceable or any Guarantee of a Significant Subsidiary is found to be invalid or any Guarantor that is a Significant Subsidiary denies its liability in writing under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of this Indenture); or

(i) so long as the Collateral Documents have not otherwise been terminated in accordance with their terms or the Collateral as a whole of the Issuer or any Guarantor has not otherwise been released from the Lien of the Collateral Documents in accordance with the terms thereof, (a) default by the Issuer or any such Guarantor in the performance of the Collateral Documents which adversely affects the enforceability, validity, perfection or priority of the Lien on the Collateral securing the Obligations under this Indenture and the Notes or which adversely affects the condition or value of the Collateral, in each case taken as a whole, in any material respect, (b) repudiation or disaffirmation by the Issuer or any of such Guarantors that individually or together would constitute a Significant Subsidiary of its obligations under the Collateral Documents or (c) the determination in a judicial proceeding that all or any material portion of the Collateral Documents, taken as a whole, are unenforceable or invalid, for any reason, against the Issuer or any of such Guarantors that individually or together would constitute a Significant Subsidiary.

SECTION 6.2. Acceleration.

If an Event of Default (other than an Event of Default specified in Section 6.1(f) or 6.1(g) hereof with respect to the Issuer) shall occur and be continuing, the Trustee or the Holders of at least 25% in principal amount of outstanding Notes may declare the principal of and accrued and unpaid interest on all the Notes to be due and payable by notice in writing to the Issuer and the Trustee specifying the respective Event of Default and that it is a “notice of acceleration” (an “Acceleration Notice”), and the same shall become immediately due and payable.

Notwithstanding the foregoing, if an Event of Default specified in Section 6.1(f) or 6.1(g) hereof occurs and is continuing with respect to the Issuer, then all unpaid principal of and premium, if any, and accrued and unpaid interest on all of the outstanding Notes shall ipso facto become and be due and payable without any declaration or act on the part of the Trustee or any Holder.

The Holders of not less than a majority in aggregate principal amount of the then outstanding Notes by written notice to the Issuer and the Trustee may, on behalf of the Holders of all of the Notes, rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, if interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

(4) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances; and

(5) in the event of the cure or waiver of an Event of Default of the type described in Section 6.1(f) or 6.1(g) hereof, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

SECTION 6.3. Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, interest or Additional Interest, if any, on the Notes or to enforce the performance of any provision of the Notes, this Indenture or the Collateral Documents.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding, and any recovery or judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes. A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

SECTION 6.4. Waiver of Past Defaults.

The Holders of a majority in principal amount of the Notes may waive any existing Default or Event of Default under this Indenture, and its consequences, except a default in the payment of the principal of or interest on any Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

SECTION 6.5. Control by Majority.

Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or exercising any trust or power conferred on it. However, the Trustee may refuse to follow any direction that conflicts with applicable law or this Indenture that the Trustee reasonably determines may be prejudicial to the rights of other Holders of Notes or that may subject the Trustee to personal liability and shall be entitled to the benefit of Sections 7.1(c)(iii) and 7.1(e) hereof.

SECTION 6.6. Limitation on Suits.

A Holder of a Note may pursue a remedy with respect to this Indenture or the Notes only if:

(a) the Holder of a Note gives to the Trustee written notice of a continuing Event of Default;

(b) the Holders of at least 25% in principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(c) such Holder or Holders of Notes offer and, if requested, provide to the Trustee indemnity satisfactory to the Trustee against any loss, liability or expense;

(d) the Trustee does not comply with the request within 60 days after receipt of the request and the offer and, if requested, the provision of indemnity; and

(e) during such 60-day period, the Holders of a majority in principal amount of the then outstanding Notes do not give the Trustee a direction inconsistent with the request.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to any such Holder).

SECTION 6.7. Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal of, or premium, if any, interest or Additional Interest, if any, on the Note, on or after the respective due dates thereon (including in connection with an offer to repurchase), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the written consent of such Holder.

SECTION 6.8. Collection Suit by Trustee.

If an Event of Default specified in Section 6.l(a) or 6.1(b) hereof occurs and is continuing, the Trustee, after issuance of an Acceleration Notice, is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium and Additional Interest, if any, and interest remaining unpaid on the Notes and interest on overdue principal and, to the extent lawful, interest and Additional Interest, if any, and such further amounts as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expense, disbursements and advances of the Trustee, its agents and counsel.

SECTION	6.9. Trustee May File Proofs of Claim.

The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents (including accountants, experts or such other professionals as the Trustee deems necessary, advisable or appropriate) and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Issuer (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims, and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.7 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

SECTION 6.10. Priorities.

If the Trustee collects any money pursuant to this Article VI, it shall pay out the money in the following order, subject to the provisions of the Intercreditor Agreement:

First: to the Trustee, its agents and attorneys for amounts due under Section 7.7 hereof, including payment of all compensation, expense and liabilities incurred, and all advances made, by the Trustee and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, Purchase Price, Redemption Price and Additional Interest, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, Purchase Price, Redemption Price and Additional Interest, if any, and interest, respectively; and

Third: to the Issuer or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a special record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

SECTION 6.11. Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee, a suit by a Holder pursuant to Section 6.7 hereof, or a suit by Holders of more than 10% in principal amount of the then outstanding Notes.

ARTICLE VII

TRUSTEE

SECTION 7.1. Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise thereof, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the TIA and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture or the TIA against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, without investigation, as to the truth of the statements and the correctness of the opinions expressed therein, and upon statements, certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

However, in the case of any certificates or opinions required by any provision hereof to be provided to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform on their face to the requirements of this Indenture.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph does not limit the effect of Section 7.1(b) hereof;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.5 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Section 7.1.

(e) The Trustee is hereby authorized and directed by the Issuer and the Holders of the Notes to enter into any Collateral Document, or any amendment, restatement, supplement, renewal, replacement or other modification thereof entered into in accordance with the terms of this Indenture.

(f) No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability except as expressly provided herein. The Trustee shall be under no obligation to exercise any of its rights and powers under this Indenture at the request of any Holders, pursuant to the provisions of this Indenture, including, without limitation, Section 6.5 hereof unless such Holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense which might be incurred by it in compliance with such request or direction.

(g) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuer. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

SECTION 7.2. Rights of Trustee.

(a) The Trustee may conclusively rely and shall be protected in acting or refraining from acting upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrain from acting, it shall require an Officers’ Certificate and an Opinion of Counsel. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate and Opinion of Counsel. The Trustee may consult with counsel of its own selection and the advice of such counsel and Opinions of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its agents, attorneys, accountants, experts and such other professionals as the Trustee deems necessary, advisable or appropriate and shall not be responsible for the misconduct or negligence of any attorney, accountant, expert or other such professional appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer shall be sufficiently evidenced by a written order signed by two Officers of the Issuer.

(f) The Trustee shall not be charged with knowledge of any Default or Event of Default under Section 6.1 hereof (other than under Section 6.1(a) hereof (subject to the following sentence) or Section 6.1(b) hereof) unless either (i) a Responsible Officer shall have actual knowledge thereof, or (ii) the Trustee shall have received notice thereof in accordance with Section 15.2 hereof from the Issuer or any Holder of the Notes. The Trustee shall not be charged with knowledge of the Issuer’s obligation to pay Additional Interest, or the cessation of such obligation, unless the Trustee receives written notice thereof from the Issuer or any Holder.

(g) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each agent, custodian and other Person employed to act hereunder.

(h) In no event shall the Trustee be responsible or liable for special, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The Trustee may request that the Issuer deliver an Officers’ Certificate in the form of Exhibit I setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officers’ Certificate may be signed by any person specified as so authorized in any such certificate previously delivered and not superseded.

SECTION 7.3. Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer or any Affiliate of the Issuer with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest within the meaning of the TIA it must eliminate such conflict within 90 days, apply (subject to the consent of the Issuer) to the Commission for permission to continue as trustee or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Sections 7.10 and 7.11 hereof.

SECTION 7.4. Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, or the Notes, it shall not be accountable for the Issuer’s use of the proceeds from the Notes or any money paid to the Issuer or upon the Issuer’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

SECTION 7.5. Notice of Defaults.

If a Default or Event of Default occurs and is continuing, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs. Except in the case of a Default in payment on any Note (including the failure to make a mandatory repurchase pursuant hereto), the Trustee may withhold the notice if and so long as a committee of its Responsible Officers in good faith determines that withholding the notice is in the interests of the Holders of the Notes.

SECTION 7.6. Reports by Trustee to Holder of the Notes.

Within 60 days after each May 15 beginning May 15, 2005, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with TIA § 313(a) (but if no event described in TIA § 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted). The Trustee also shall comply with TIA § 313(b). The Trustee shall also transmit by mail all reports as required by TIA § 313(c).

A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Issuer and filed with the Commission and each stock exchange on which the Notes are listed in accordance with TIA § 313(d). The Issuer shall promptly notify the Trustee when the Notes are listed on any stock exchange or delisted therefrom.

SECTION 7.7. Compensation, Reimbursement and Indemnity.

The Issuer shall pay to the Trustee from time to time such compensation for its acceptance of this Indenture and the rendering by it of the services required hereunder as shall be agreed upon in writing by the Issuer and the Trustee. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee promptly upon request for all reasonable disbursements, advances and expenses incurred or made by or on behalf of it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s attorneys, accountants, experts and such other professionals as the Trustee deems necessary, advisable or appropriate.

The Issuer shall indemnify the Trustee and any predecessor Trustee and their agents against any and all losses, liabilities, claims, damages or expenses, including taxes (other than taxes based upon, measured by or determined by the income of the Trustee), incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture and any Mortgage (including its duties under Section 9.6 hereof), including the costs and expenses of enforcing this Indenture, any Guarantee or any Mortgage against the Issuer or a Guarantor (including this Section 7.7) and defending itself against or investigating any claim (whether asserted by the Issuer, any Guarantor, any Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder or under any Mortgage, except to the extent any such loss, liability or expense is caused by its own negligence, willful misconduct or bad faith. The Trustee shall notify the Issuer promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Issuer shall not relieve the Issuer of its obligations hereunder. The Issuer shall defend any claim or threatened claim asserted against the Trustee, and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. The Issuer need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld.

The obligations of the Issuer under this Section 7.7 shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture and the termination of this Indenture and the release of any Mortgage.

To secure the Issuer’s payment obligations in this Section 7.7, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except that held in trust to pay principal, Redemption Price or Purchase Price of or Additional Interest, if any, or interest on, particular Notes. Such Lien shall survive the resignation or removal of the Trustee, the satisfaction and discharge of this Indenture and the termination of this Indenture.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.1(f) or 6.1(g) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

SECTION 7.8. Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Holders of Notes of a majority in principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.10 hereof;

(b) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian, receiver or public officer takes charge of the Trustee or its property for the purpose of rehabilitation, conversation or liquidation; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the date on which the successor Trustee takes office, the Holders of a majority in principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 30 days after the retiring trustee resigns or is removed, the retiring Trustee, the Issuer, or the Holders of Notes of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction, in the case of the Trustee, at the expense of the Issuer, for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder of a Note who has been a bona fide holder of a Note or Notes for at least six months, fails to comply with Section 7.10 hereof, such Holder of a Note may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The Issuer shall mail a notice of its succession to Holder of the Notes. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.7 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.8, the Issuer’s obligations under Section 7.7 hereof shall continue for the benefit of the retiring Trustee.

SECTION 7.9. Successor Trustee by Merger, Etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or national association that is eligible under Section 7.10 hereof, the successor corporation or national association without any further act shall be the successor Trustee.

SECTION 7.10. Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof (including the District of Columbia) that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50.0 million as set forth in its most recent published annual report of condition.

This Indenture shall always have a Trustee who satisfies the requirements of TIA §§ 310(a)(1), (2) and (5). The Trustee is subject to TIA § 310(b).

SECTION 7.11. Preferential Collection of Claims Against Issuer.

The Trustee is subject to TIA § 311(a), excluding any creditor relationship listed in TIA § 311(b). A Trustee who has resigned or been removed shall be subject to TIA § 311(a) to the extent indicated therein.

ARTICLE VIII

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

SECTION 8.1. Option to Effect Legal Defeasance or Covenant Defeasance.

The Issuer may, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, at any time, elect to have either Section 8.2 or 8.3 hereof applied to all outstanding Notes upon compliance with the conditions set forth below in this Article VIII.

SECTION 8.2. Legal Defeasance and Discharge.

Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.2, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be deemed to have been discharged from its obligations with respect to all outstanding Notes on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuer shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, which shall thereafter be deemed to the “outstanding” only for the purposes of Section 8.5 hereof and the other Sections of this Indenture referred to in clauses (a) through (d) below, and to have satisfied all its other obligations under such Notes and this Indenture (and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(b) the Issuer’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(c) the rights, powers, trust, duties and immunities of the Trustee and the Issuer’s obligations in connection therewith; and

(d) the Legal Defeasance provisions of this Article VIII.

Subject to compliance with this Article VIII, the Issuer may exercise its option under this Section 8.2, notwithstanding the prior exercise of its option under Section 8.3 hereof.

SECTION 8.3. Covenant Defeasance.

Upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, the Issuer shall, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, be released from its obligations under the covenants contained in Sections 3.9, 3.10, 4.5, 4.7, 4.8, 4.9, 4.10, 4.11, 4.12, 4.13 (except with respect to the corporate existence of the Issuer), 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.21 and 5.1(a)(2) hereof with respect to the outstanding Notes on and after the date the conditions set forth below are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes, the Issuer may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document, and such omission to comply shall not constitute a Default or an Event of Default under Section 6.1 hereof, but, except as specified above the remainder of this Indenture and such Notes shall be unaffected thereby. In addition, upon the Issuer’s exercise under Section 8.1 hereof of the option applicable to this Section 8.3, subject to the satisfaction of the conditions set forth in Section 8.4 hereof, Sections 6.1(c), 6.1(d), 6.1(e), 6.1(f), 6.1(h) and 6.1(i) hereof shall not constitute Events of Default.

SECTION 8.4. Conditions to Legal or Covenant Defeasance.

The following are the conditions precedent to the application of either Section 8.2 or 8.3 hereof to the outstanding Notes:

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a) the Issuer has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b) since the date of this Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, this Indenture (other than a Default or an Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowings) or any other material agreement or instrument to which the Issuer or any of its Subsidiaries are a party or by which the Issuer or any of its Subsidiaries is bound;

(6) the Issuer shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Issuer with the intent of preferring the Holders over any other creditors of the Issuer or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Issuer or others;

(7) the Issuer shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that:

(a) either (x) the Issuer has assigned all its ownership interest in the trust funds to the Trustee or (y) the Trustee has a valid perfected security interest in the trust funds; and

(b) assuming no intervening bankruptcy of the Issuer between the date of deposit and the 91st day following the date of deposit and that no Holder is an insider of the Issuer, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Notwithstanding the foregoing, the Opinion of Counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable or (y) will become due and payable on the maturity date within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer.

SECTION 8.5. Deposited Money and U.S. Government Securities to Be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.6 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.5 only, the “Trustee”) pursuant to Section 8.4 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (other than the Issuer) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal or Redemption Price of, and Additional Interest, if any, interest on, the Notes, that such money need not be segregated from other funds except to the extent required by law.

The Issuer shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.4 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Anything in this Article VIII to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuer from time to time upon the request of the Issuer any money or U.S. Government Securities held by it as provided in Section 8.4 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.4(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

SECTION 8.6. Repayment to the Issuer.

Any money deposited with the Trustee or any Paying Agent, or then held by the Issuer, in trust for the payment of the principal, Redemption Price or Purchase Price of, or Additional Interest, if any, or interest on any Note and remaining unclaimed for two years after such amount has become due and payable shall be paid to the Issuer on its written request or (if then held by the Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to the Issuer for payment thereof as a general creditor, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Issuer as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, at the expense of the Issuer, may cause to be published once, in The New York Times and The Wall Street Journal (national editions), notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days after the date of such notification or publication, any unclaimed balance of such money then remaining will be repaid to the Issuer.

SECTION 8.7. Reinstatement.

If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 8.2 or 8.3 hereof, as the case may be, by reason of any order of judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the obligations of the Issuer under this Indenture, and the Notes and the Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.2 or 8.3 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.2 or 8.3 hereof, as the case may be; provided, however, that, if the Issuer makes any payment with respect to any Note following the reinstatement of its obligations, the Issuer shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE IX

AMENDMENT, SUPPLEMENT AND WAIVER

SECTION 9.1. Without Consent of Holders of Notes.

Notwithstanding Section 9.2 hereof, the Issuer, the Guarantors and the Trustee may amend or supplement this Indenture, the Notes, any Collateral Document or any other agreement or instrument entered into by it in connection with this Indenture, the Notes or the Collateral Documents without the consent of any Holder of a Note:

(a) to cure any ambiguity, defect or inconsistency so long as such change does not, in the opinion of the Trustee (which opinion may be formulated in reliance on such evidence as the Trustee deems appropriate, including, without limitation, solely on an opinion of counsel), adversely affect the rights of any of the Holders in any material respect;

(b) to provide for uncertificated notes in addition to or in place of certificated Notes;

(c) to provide for the assumption of the Issuer’s obligations to the Holders of the Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuer’s assets pursuant to Article V hereof;

(d) to comply with the requirements of the Commission in order to effect or maintain the qualification of this Indenture under the TIA;

(e) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any Holder of the Notes; or

(f) to enter into a supplemental indenture to provide for the issuance of Additional Notes.

Upon the request of the Issuer, accompanied by a resolution of the Board (evidenced by an Officers’ Certificate) authorizing the execution of any such amended or supplemental indenture, and upon receipt by the Trustee of the documents described in Section 9.6 hereof, the Trustee shall join with the Issuer in the execution of any amended or supplemental Indenture authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amended or supplemental indenture that affects its own rights, duties or immunities under this Indenture or otherwise.

SECTION 9.2. With Consent of Holders of Notes.

Except as provided below in this Section 9.2, the Issuer (and, if applicable, the Guarantors) and the Trustee may amend or supplement this Indenture, the Notes, the Collateral Documents and any other agreement or instrument entered into by them in connection with this Indenture, the Notes or the Collateral Documents with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes), and, subject to Sections 6.2, 6.4 and 6.7 hereof, any existing Default or Event of Default or compliance with any provision of this Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for the Notes).

Without the consent of (a) each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment;

(2) reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3) reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4) make any Notes payable in money other than that stated in the Notes;

(5) make any change in provisions of this Indenture protecting the right of each Holder to receive payment of principal of and interest on such Holder’s Note or Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Notes to waive Defaults or Events of Default;

(6) after the Issuer’s obligation to purchase Notes arises hereunder, amend, change or modify in any material respect the obligation of the Issuer to make and consummate a Change of Control Offer in the event of a Change of Control, or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or make and consummate a Loss Proceeds Offer with respect to any Event of Loss that has occurred or, after such Change of Control has occurred, such Asset Sale has been consummated, or such Event of Loss has occurred, as the case may be, modify any of the provisions or definitions with respect thereto;

(7) modify or change any provision of this Indenture (or any definitions herein) affecting the ranking of the Notes or any Guarantee in a manner that adversely affects the Holders; or

(8) release any Guarantee of a Guarantor that is a Significant Subsidiary from any of its obligations under its Guarantee or this Indenture otherwise than in accordance with the terms of this Indenture; and

(b) the Holders of at least 75% in principal amount of the Notes then outstanding, no amendment may release from the Lien of this Indenture or the Notes and the Collateral Documents all or substantially all of the Collateral otherwise than in accordance with the terms of such documents.

Upon the written request of the Issuer accompanied by a resolution of its Board (evidenced by an Officers’ Certificate) authorizing the execution of any such amended or supplemental indenture, and upon the filing with the Trustee of evidence satisfactory to the Trustee of the consent of the Holders of Notes as aforesaid, and upon receipt by the Trustee of the documents described in Section 9.6 hereof, the Trustee shall join with the Issuer in the execution of such amended or supplemental Indenture unless such amended or supplemental Indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture.

It shall not be necessary for the consent of the Holders of Notes under this Section 9.2 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.2 becomes effective, the Issuer shall mail to the Holders of Notes affected thereby a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to mail such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental Indenture or waiver.

SECTION 9.3. Compliance with Trust Indenture Act.

Every amendment or supplement to this Indenture or the Notes shall be set forth in an amended or supplemental indenture that complies with the TIA as then in effect.

SECTION 9.4. Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the waiver, supplement or amendment becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and therefore binds every Holder.

SECTION 9.5. Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuer in exchange for all Notes may issue and the Trustee shall authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

SECTION 9.6. Trustee to Sign Amendment, Etc.

The Trustee shall sign any amended or supplemental indenture authorized pursuant to this Article IX if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee. The Issuer may not sign an amendment or supplemental Indenture until its Board of Directors approves such amendment or supplemental indenture. In executing any amended or supplemental indenture, the Trustee shall be provided with, in addition to the documents required by Sections 15.4 and 15.5 hereof, and, subject to Section 7.1 hereof, shall be fully protected in relying upon, an Officers’ Certificate and an Opinion of Counsel stating that (i) the execution of such amended or supplemental indenture is authorized or permitted by this Indenture, (ii) no Event of Default shall occur as a result of the execution of the amended or supplemental indenture which is the subject of such Officers’ Certificate or the delivery of such Opinion of Counsel and (iii) the amended or supplemental indenture complies with the terms of this Indenture.

ARTICLE X

COLLATERAL AND COLLATERAL DOCUMENTS

SECTION 10.1. Collateral Documents.

(a) As general and continuing collateral security for the due satisfaction of all Obligations of the Issuer and its Restricted Subsidiaries, if any, under this Indenture, the Notes and the Guarantees and the due performance by the Issuer and its Restricted Subsidiaries, if any, of their other Obligations hereunder and thereunder, the Issuer and the Restricted Subsidiaries have entered into, and any such Restricted Subsidiary and the Issuer, to the extent required by Section 4.10, 4.19, 10.1 or 10.6 hereof, may enter into, Collateral Documents to grant Liens (subject to no Liens, other than Permitted Liens) on the Collateral.

(b) The Issuer represents, covenants and agrees that it and its Restricted Subsidiaries have and shall at all times have, full right, power and lawful authority to grant, bargain, sell, release, convey, hypothecate, assign, mortgage, pledge, transfer and confirm the property constituting the Collateral pursuant to the Collateral Documents to which such Persons are party, free and clear of all Liens (other than Permitted Liens), and that (i) it will forever warrant and defend the title to the same against the claims of all Persons (except as to Permitted Liens), (ii) it and such of its Restricted Subsidiaries, as applicable, will execute, acknowledge and deliver to the Trustee such further assignments, transfers, assurances or other instruments as the Trustee may reasonably require and (iii) it and such of its Restricted Subsidiaries, as applicable, will do or cause to be done all such acts as may be reasonably required by the Trustee, to confirm to the Trustee such Lien on the Collateral, or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of the Collateral Documents, this Indenture and the Notes. The Issuer further covenants and agrees that each Collateral Document, as applicable, creates or will create (when delivered) a valid Lien (subject to no Liens other than Permitted Liens) on the Collateral subject thereto.

(c) Concurrently with (i) a Person becoming a Guarantor, (ii) the acquisition by the Issuer or any Restricted Subsidiary of any assets or property of the type which constitutes Collateral with a fair market value (as determined by the Board of Directors of the Issuer) in excess of $500,000 (provided that such $500,000 threshold will not apply to the extent that an Event of Default has occurred and is continuing or an event of default has occurred or is continuing under a Credit Facility), (iii) a Lien on any asset of the Issuer or its Restricted Subsidiaries being granted in favor of any Indebtedness which is not Subordinated Indebtedness, or (iv) any Lien on Collateral to be granted pursuant to Section 4.10, 4.19, 10.1 or 10.6 hereof, the Issuer shall, or shall cause the applicable Restricted Subsidiary to, among other things:

(1) in the case of personal property, execute and deliver to the Trustee such Uniform Commercial Code financing statements or take such other actions as shall be necessary or desirable to perfect and protect the Trustee’s lien on and security interest in such assets or property and the priority thereof (subject to no other Liens other than Permitted Liens);

(2) in the case of each Real Property, execute and deliver to the Trustee, a Mortgage, title insurance policy, survey, legal opinion, UCC fixture filings and other documents and instruments meeting the requirements of Section 7(k) of the Purchase Agreement, each in form and substance satisfactory to Trustee, and pay all costs and expenses in connection therewith, including those set forth in Section 6 of the Purchase Agreement; and

(3) promptly deliver to the Trustee opinions of counsel as to the enforceability and perfection of such Liens and security interests, in form and substance satisfactory to the Trustee.

SECTION 10.2. Recording.

(a) The Issuer shall cause, at the Issuer’s expense, this Indenture and each Collateral Document, and all amendments or supplements thereto, to be registered, recorded and filed and/or re-recorded and/or re-filed and/or renewed in such manner and in such place or places, if any, as may be reasonably required by the Trustee in order to preserve, protect and maintain the perfected Liens (subject to no Liens, other than Permitted Liens) created by the Collateral Documents on the Collateral. The Issuer shall pay all mortgage, mortgage recording, stamp, intangible or other similar taxes, charges or fees required to be paid by any Authority under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, perfection or enforcement of any of the Collateral Documents.

(b) The Issuer shall furnish to the Trustee on September 30 of each year, beginning September 30, 2005, an Opinion or Opinions of Counsel, dated as of such date, either stating that, in the opinion of such counsel, such action has been taken with respect to the recording, registering, filing, re-recording, re-registering and re-filing of (x) this Indenture, the Collateral Documents and all supplemental indentures and amendments thereto, and (y) financing statements, continuation statements or other instruments of further assurances, as is necessary to maintain the Liens created by each such Collateral Document and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given, and stating that all financing statements and continuation statements have been executed and filed that are necessary to perfect such Liens, or stating that, in the opinion of such counsel, no such action is necessary to maintain such Liens.

(c) The Issuer shall promptly notify the Trustee in writing of the details of the receipt by the collateral agent for the Lenders of any proceeds of Collateral.

SECTION 10.3. Possession of the Collateral.

(a) Until the occurrence of an Event of Default, the Issuer or the relevant Restricted Subsidiary may possess, manage, operate and enjoy, as applicable, the Collateral in accordance with the terms of this Indenture, the Notes, the Guarantees and the Collateral Documents.

(b) Notwithstanding the foregoing, all amounts received by the Trustee as proceeds of any part of the Collateral (including Net Cash Proceeds in the case of an Asset Sale and Net Loss Proceeds in the case of an Event of Loss) and all amounts of money, securities, letters of credit and other evidences of indebtedness deposited with or held by the Trustee in accordance with this Indenture and any Collateral Document shall be held by the Trustee as security for the Obligations of the Issuer and the Guarantors, if any, under this Indenture, the Notes, any Guarantees and the Collateral Documents until applied in accordance with the terms of this Indenture.

SECTION 10.4. Suits to Protect the Collateral.

Subject to the provisions of the Intercreditor Agreement, the Trustee shall have power to institute in its name and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of this Indenture or any of the Collateral Documents, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral and in the principal, interest, issues, profits, rents, revenues and other income arising therefrom, including power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid, if the enforcement of, or compliance with, such enactment, rule or order would impair the security hereunder or under any of the Collateral Documents, or be prejudicial to the interests of the Holders or the Trustee.

SECTION 10.5. Release of Collateral.

(a) The Trustee shall not at any time release Collateral from the Liens created by this Indenture and the Collateral Documents unless such release is in accordance with the provisions of this Indenture and the Collateral Documents.

(b) The release of any Collateral from the Lien of the Collateral Documents shall not be deemed to impair the security under this Indenture in contravention of the provisions hereof if and to the extent the Collateral is released pursuant to this Indenture and the Collateral Documents. To the extent applicable, the Issuer shall comply with TIA § 314(d) relating to the release of property from the Lien of the Collateral Documents and relating to the substitution therefor of any property to be subjected to the Lien of the Collateral Documents. Any certificate or opinion required by TIA § 314(d) may be made by an Officer of the Issuer, except in cases where TIA § 314(d) requires that such certificate or opinion be made by an independent person, which person shall be an independent engineer, appraiser or other expert selected by the Issuer.

SECTION 10.6. Specified Releases of Collateral.

(a) Satisfaction and Discharge; Defeasance. The Issuer shall be entitled to obtain a full release of all of the Collateral from the Liens of this Indenture and of the Collateral Documents upon payment in full of all principal, premium, if any, interest and Additional Interest, if any, on the Notes and of all other Obligations for the payment of money due and owing to the Trustee or the Holders under this Indenture, the Notes, the Guarantees and the Collateral Documents, or upon compliance with the conditions precedent set forth in Article VIII hereof for Legal Defeasance or Covenant Defeasance. Upon such payment or upon delivery by the Issuer to the Trustee of an Officers’ Certificate and an Opinion of Counsel, each to the effect that such conditions precedent have been complied with (and which may be the same Officers’ Certificate and Opinion of Counsel required by Article VIII hereof), together with such documentation, if any, as may be required by the TIA (including, without limitation, TIA § 314(d)) or reasonably required by the Trustee prior to the release of such Collateral, the Trustee shall forthwith take all action that is necessary or reasonably requested by the Issuer (in each case at the expense of the Issuer) to release and reconvey to the Issuer without recourse all of the Collateral, and shall deliver such Collateral in its possession to the Issuer and shall execute and deliver to the Issuer releases and satisfactions, in recordable form, to the extent reasonably requested by the Issuer.

(b) Releases of Collateral in Connection with Asset Sales. The Issuer shall be entitled to obtain a release of, and the Trustee shall release, items of Collateral subject to an Asset Sale (other than Trust Monies constituting Net Cash Proceeds from an Asset Sale of Collateral, which Trust Monies are subject to release from the Lien of the Collateral Documents as provided under Article XII hereof) (the “Released Collateral”) upon compliance with the conditions precedent that the Issuer shall have delivered to the Trustee the following:

(i) a notice from the Issuer requesting release of Released Collateral (a “Issuer Notice”) and

(A) specifically describing the proposed Released Collateral,

(B) specifying the fair market value of such Released Collateral on a date within 60 days of the Issuer Notice,

(C) stating that the consideration to be received is at least equal to the fair market value of the Released Collateral,

(D) stating that the release of such Released Collateral shall not materially and adversely impair the value of the remaining Collateral, taken as a whole, or interfere with the Trustee’s ability to realize such value and will not impair the maintenance and operation of the remaining Collateral, taken as a whole,

(E) confirming the sale of, or an agreement to sell, such Released Collateral in a bona fide sale to a person that is not the Affiliate of the Issuer or, in the event that such sale is to a person that is an Affiliate of the Issuer, confirming that such sale is made in compliance with Section 4.11 hereof,

(F) certifying that such Asset Sale complies with the terms and conditions of this Indenture, including, without limitation, Section 4.10 hereof, and

(G) in the event that there is to be a substitution of property for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of and that such property will be subject to the Liens under the Collateral Documents;

(ii) an Officers’ Certificate certifying that

(A) all Net Proceeds, if any, from the sale of any of the proposed Released Collateral will be applied pursuant to the provisions of this Indenture in respect of Asset Sales to the extent applicable thereto,

(B) the required Lenders, to the extent such Indebtedness remains outstanding and to the extent such consent is required, shall have authorized the release of the same,

(C) there is no Default or Event of Default under this Indenture in effect or continuing on the date thereof or the valuation date referred to in Section 10.6(b)(i)(B) hereof,

(D) the release of the proposed Released Collateral will not result in a Default or Event of Default under this Indenture,

(E) the release of the proposed Released Collateral complies with the TIA, and

(F) all conditions precedent in this Indenture relating to the release of the proposed Released Collateral have been complied with;

(iii) the Net Cash Proceeds and other property received as consideration from the Asset Sale, together with such instruments of conveyance, assignment and transfer, if any, as may be necessary to subject to the Lien of this Indenture and the Collateral Documents all the right, title and interest of the Issuer or any Guarantor in and to such property (to the extent required by this Indenture and the Collateral Documents);

(iv) all documentation required by the TIA (including, without limitation, TIA § 314(d)), if any, prior to the release by the Trustee of the Released Collateral, and, in the event there is to be a substitution of property for the Collateral subject to the Asset Sale, all documentation required by the TIA to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Collateral Documents, and all documents required by Section 10.1 hereof with respect to such new Collateral;

(v) an Opinion of Counsel substantially to the effect that (A) any obligation included in the consideration for any Released Collateral and to be received by the Trustee as Collateral pursuant to Section 12.4(d) hereof is a valid and binding obligation enforceable in accordance with its terms subject to customary exceptions regarding equitable principles, creditors’ rights generally and bankruptcy and is subject to a perfected Lien under the Collateral Documents, (B) the Issuer or any Guarantor, as applicable, has corporate power to own all property included in the consideration for such release, and (C) all conditions precedent herein and under any of the Collateral Documents relating to the release of such Collateral have been complied with; and

(vi) if the Collateral to be released is only a portion of a discrete parcel of Real Property, an Opinion of Counsel or an endorsement to any title insurance policy insuring the Lien in favor of the Trustee created by a Mortgage on such Mortgaged Property confirming that after such release, the Lien of such Mortgage continues unimpaired as a second priority perfected Lien upon the remaining Mortgaged Property, subject only to Permitted Liens.

Upon compliance by the Issuer with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed to the Issuer without recourse (subject to the Lien of the Lenders as set forth in the Intercreditor Agreement) the Released Collateral and shall deliver any such Released Collateral in its possession to the Issuer and shall execute and deliver to the Issuer at the Issuer’s expense releases and satisfactions, in recordable form, to the extent reasonably requested by the Issuer.

(c) The provisions of Section 10.6(b) hereof need not be satisfied to the extent the Collateral to be released consists solely of Collateral with respect to which the required Lenders have given their consent and authorized the release of same or to the extent the Collateral to be released is disposed of by the agent on behalf of the required Lenders in connection with the exercise of rights or remedies under a Credit Facility, in each case, so long as the proceeds therefrom are applied in accordance with the Intercreditor Agreement.

(d) Releases of Collateral in Connection with Events of Loss. The Issuer shall be entitled to obtain a release of, and the Trustee shall release, items of Collateral subject to an Event of Loss (other than Trust Monies constituting Net Loss Proceeds from an Event of Loss with respect to Collateral, which Trust Monies are subject to release from the Lien of the Collateral Documents as provided under Article XII hereof) upon compliance with the conditions precedent that the Issuer shall have delivered to the Trustee the following:

(i) an Officers’ Certificate of the Issuer certifying that

(A) such Collateral is the subject of an Event of Loss and the amount of the Net Loss Proceeds received in connection therewith;

(B) if applicable, that such property has been taken by Condemnation;

(C) in the case of a taking by Condemnation, that the award for the property so taken has become final and that an appeal from such award is not advisable in the interests of the Issuer or the Holders; and

(D) that all conditions precedent herein and in the Collateral Documents provided for relating to such release have been complied with;

(ii) the Net Loss Proceeds to be held as Trust Monies subject to the disposition thereof pursuant to Article XII hereof; and

(iii) all documentation required by the TIA (including, without limitation, TIA § 314(d)), if any, prior to the release of Collateral by the Trustee.

In any proceedings for the Condemnation of any Collateral, the Trustee may be represented by counsel who may be counsel for the Issuer.

Upon compliance by the Issuer with the conditions precedent set forth above, the Trustee shall cause to be released and reconveyed without recourse to the Issuer the Collateral which is the subject of such Event of Loss, and shall deliver such Collateral in its possession to the Issuer and shall execute and deliver to the Issuer at the Issuer’s expense releases and satisfactions, in recordable form, to the extent reasonably requested by the Issuer.

SECTION	10.7. Disposition of Collateral Without Release.

Notwithstanding the provisions of Sections 10.5 and 10.6 hereof and the Collateral Documents and subject to Sections 10.8 and 15.1 hereof, the Issuer and its Restricted Subsidiaries may, without any prior release or consent by the Trustee:

(i) sell or otherwise dispose in any transaction or series of related transactions of any Collateral that may be defective or may have become worn out, defective or obsolete or is not used or useful in the operation of the Issuer;

(ii) alter, repair, replace, change the location or position of and add to its plants, structures, machinery, systems, equipment, fixtures and appurtenances constituting Collateral; provided, however, that no change in the location of any such Collateral subject to the Lien of any of the Collateral Documents shall be made unless (a) the Trustee receives not less than 30 days’ prior written notice of such change and (b) the same could not reasonably be expected to result in a material adverse effect on the use of or value of any such Collateral;

(iii) subject to the provisions of the Collateral Documents, abandon, terminate, cancel, release or make alterations in or substitutions of any leases, contracts or rights-of-way subject to the Lien of the Collateral Documents;

(iv) grant a non-exclusive license of any interest in or right to intellectual property included in Collateral; or

(v) abandon any interest in or right to intellectual property included in Collateral.

Nothing in this Article X shall limit the right of the Issuer and the Restricted Subsidiaries to sell, lease or otherwise deal in or dispose of its property or assets that do not constitute Collateral, subject only to the provisions of Article IV hereof.

The Issuer shall deliver to the Trustee, within 30 calendar days following May 15 of any year, an Officers’ Certificate to the effect that all dispositions of Collateral during the preceding twelve-month period in which no release or consent of the Trustee was obtained were in the ordinary course of the Issuer’s business and were not prohibited by this Indenture.

SECTION	10.8. Sufficiency of Release.

All purchasers and grantees of any property or rights purporting to be released shall be entitled to rely upon any release executed by the Trustee hereunder as sufficient for the purpose of this Indenture and as constituting a good and valid release of the property therein described from the Lien of this Indenture and of the Collateral Documents.

SECTION	10.9. Actions by the Trustee.

Subject to the provisions of the Collateral Documents and Article VIII hereof, the Trustee may in its sole discretion and without the consent of the Holders take all actions it deems necessary or appropriate in order to (i) enforce any of the terms of the Collateral Documents and (ii) to collect and receive all amounts payable in respect of the obligations of the Issuer and any Guarantors under the Collateral Documents and this Indenture. The Trustee shall have the power to institute and maintain such suits and proceedings as it may deem expedient in order to prevent any impairment of the Collateral by any act that may be unlawful or in violation of this Indenture or the Collateral Documents, and such suits and proceedings as the Trustee may deem expedient to preserve or protect its interests and those of the Holders in the Collateral. No duty beyond that set forth in Section 7.1 hereof is imposed on the Trustee pursuant to this Section 10.9.

ARTICLE XI

GUARANTEE

SECTION	11.1. Unconditional Guarantee.

Each Guarantor hereby unconditionally guarantees (such guarantee to be referred to herein as a “Guarantee”), on a senior basis jointly and severally, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and its successors and assigns, the Notes or the obligations of the Issuer hereunder or thereunder, that: (i) the principal of and interest on the Notes will be promptly paid in full when due, subject to any applicable grace period, whether at maturity, by acceleration or otherwise and interest on the overdue principal, if any, and interest on any interest, to the extent lawful, of the Notes and all other obligations of the Issuer to the Holders or the Trustee hereunder or thereunder will be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (ii) in case of any extension of time of payment or renewal of any Notes or of any such other obligations, the same will be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, subject to any applicable grace period, whether at stated maturity, by acceleration or otherwise, subject, however, in the case of clauses (i) and (ii) above, to the limitations set forth in Section 11.3 hereof. Each Guarantor hereby agrees that its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuer, and action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuer, any right to require a proceeding first against the Issuer, protest, notice and all demands whatsoever and covenants that this Guarantee will not be discharged except by complete performance of the obligations contained in the Notes, this Indenture and in this Guarantee. If any Holder or the Trustee is required by any court or otherwise to return to any Issuer, any Guarantor, or any custodian, trustee, liquidator or other similar official acting in relation to the Issuer or any Guarantor, any amount paid by the Issuer or any Guarantor to the Trustee or such Holder, this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor further agrees that, as between each Guarantor, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VI hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any acceleration of such obligations as provided in Article VI hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by each Guarantor for the purpose of this Guarantee.

In connection with any Guarantee (whether issued on or after the Issue Date), the Issuer will use its best efforts to obtain all necessary governmental or regulatory approval relating to the authorization, execution, delivery or enforcement of such Guarantee.

SECTION	11.2. Severability.

In case any provision of this Guarantee shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION	11.3. Limitation of Guarantor’s Liability.

Each Guarantor and by its acceptance hereof each Holder hereby confirms that it is the intention of all such parties that the guarantee by such Guarantor pursuant to its Guarantee not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal or state law. To effectuate the foregoing intention, the Holders and such Guarantor hereby irrevocably agree that the obligations of such Guarantor under the Guarantee shall be limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to Section 11.5 hereof, result in the obligations of such Guarantor under the Guarantee not constituting such fraudulent transfer or conveyance.

SECTION	11.4. Release of Guarantor.

(a) The Guarantee and any obligations of a Guarantor under any Collateral Document to which it is a party and any Lien created by such Guarantor under any such Collateral Documents will be automatically and unconditionally released without any action on the part of the Trustee or the Holders of the Notes: (1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including, without limitation, by way of merger or consolidation), if the Issuer applies the Net Cash Proceeds of that sale or other disposition in accordance with the applicable provisions of this Indenture; (2) upon any sale, exchange or transfer, to any Person not an Affiliate of the Issuer, of all of the Issuer’s Capital Stock in such Restricted Subsidiary made in compliance with the Collateral Documents, and if the Issuer applies the Net Cash Proceeds of that sale in accordance with the applicable provisions of this Indenture; (3) if the Issuer designates that Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture and such Restricted Subsidiary is released from all guarantees, if any, by it of other Indebtedness of the Issuer or any Restricted Subsidiary; or (4) upon the payment in full of the Notes.

In addition, concurrently with any Legal Defeasance or Covenant Defeasance, the Guarantors shall be released from all of their Obligations under their respective applicable Guarantees.

(b) The Trustee shall deliver an appropriate instrument evidencing such release upon receipt of a request by the Issuer accompanied by an Officers’ Certificate and Opinion of Counsel certifying as to the compliance with this Section 11.4.

SECTION	11.5. Contribution.

In order to provide for just and equitable contribution among the Guarantors, the Guarantors agree, inter se, that in the event any payment or distribution is made by any Guarantor (a “Funding Guarantor”) under the Guarantee, such Funding Guarantor shall be entitled to a contribution from all other Guarantors in a pro rata amount based on the Adjusted Net Assets (as defined below) of each Guarantor (including the Funding Guarantor) for all payments, damages and expenses incurred by that Funding Guarantor in discharging the Issuer’s obligations with respect to the Securities or any other Guarantor’s obligations with respect to the Guarantee. “Adjusted Net Assets” of such Guarantor at any date shall mean the lesser of the amount by which (x) the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), but excluding liabilities under the Guarantee, of such Guarantor at such date and (y) the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities incurred or assumed on such date), excluding debt in respect of the Guarantee of such Guarantor, as they become absolute and matured.

SECTION	11.6. Waiver of Subrogation.

Until all Obligations are paid in full, each Guarantor hereby irrevocably waives any claims or other rights which it may now or hereafter acquire against the Issuer that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under the Guarantee and this Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder against the Issuer, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Issuer, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall, forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of this Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 11.6 is knowingly made in contemplation of such benefits.

SECTION	11.7. Execution of Guarantee.

To evidence their guarantee to the Holders set forth in this Article XI, the Guarantors hereby agree to execute the Guarantee in substantially the form attached hereto as Exhibit C, which shall be endorsed on each Note ordered to be authenticated and delivered by the Trustee. Each Guarantor hereby agrees that its Guarantee set forth in this Article XI shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Guarantee. Each such Guarantee shall be signed on behalf of each Guarantor by one of its authorized Officers prior to the authentication of the Note on which it is endorsed, and the delivery of such Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of such Guarantee on behalf of such Guarantor. Such signatures upon the Guarantee may be by manual or facsimile signature of such officers and may be imprinted or otherwise reproduced on the Guarantee, and in case any such officer who shall have signed the Guarantee shall cease to be such officer before the Note on which such Guarantee is endorsed shall have been authenticated and delivered by the Trustee or disposed of by the Issuer, such Note nevertheless may be authenticated and delivered or disposed of as though the Person who signed the Guarantee had not ceased to be such officer of the Guarantor.

SECTION	11.8. Waiver of Stay, Extension or Usury Laws.

Each Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive each such Guarantor from performing its Guarantee as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture; and (to the extent that it may lawfully do so) each such Guarantor hereby expressly waives all benefit or advantage of any such law, and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE XII

COLLATERAL ACCOUNT

SECTION	12.1. Collateral Account.

On the Issue Date there shall be established and, at all times hereafter until the Obligations of the Issuer under this Indenture, the Notes and the Collateral Documents are discharged or defeased in accordance with this Indenture, there shall be maintained by the Issuer with the Trustee, the Collateral Account. The Collateral Account shall be established and maintained with the Trustee at its Corporate Trust Office and designated in the name of US LEC Corp., subject to the security interest in favor of the Trustee. All Trust Monies received by the Trustee shall be deposited in the Collateral Account and thereafter shall be held by and under the control of the Trustee for its benefit and for the benefit of the Holders as a part of the Collateral and, upon any entry upon or sale or other disposition of the Collateral or any part thereof pursuant to any of the Collateral Documents, said Trust Monies shall be applied in accordance with Section 6.10 hereof; but prior to any such entry, sale or other disposition, all or any part of the Trust Monies held by the Trustee may be withdrawn, and shall be released, paid or applied by the Trustee in accordance with the terms of this Article XII.

SECTION	12.2. Withdrawal of Net Loss Proceeds.

To the extent that any Trust Monies consist of Net Loss Proceeds, such Trust Monies may be withdrawn by the Issuer and shall be paid by the Trustee upon an Issuer Notice delivered to the Trustee to be applied for any purpose permitted by Section 4.19 hereof upon receipt by the Trustee of the following:

(a) An Officers’ Certificate, dated not more than 30 days prior to the date of the application for the withdrawal and payment of such Trust Monies setting forth:

(i) that such funds are being used in accordance with Section 4.19 hereof for the purposes briefly described in such Officers’ Certificate; and

(ii) that all conditions precedent herein provided for relating to such withdrawal and application have been complied with;

(b) All documentation required under the TIA (including, without limitation, TIA § 314(d));

(c) an Opinion of Counsel substantially to the effect that:

(i) upon the basis of the accompanying documents specified in this Section 12.2, all conditions precedent herein provided for relating to such withdrawal and application have been complied with; and

(ii) that the relevant Collateral Documents create Liens in favor of the Trustee and, to the extent that such Lien is a security interest in any such Collateral that may be perfected under the relevant UCC, that such security interest in such Collateral is perfected.

Upon compliance with the foregoing provisions of this Section 12.2 and Section 12.1 hereof, the Trustee shall, upon receipt of an Issuer Notice, pay to the Issuer or its designee an amount of Net Loss Proceeds constituting Trust Monies equal to the amount stated in the Officers’ Certificate required by clause (i) of paragraph (a) of this Section 12.2.

SECTION	12.3. Withdrawal of Net Cash Proceeds to Fund an Asset Sale Offer.

To the extent that any Trust Monies consist of Net Cash Proceeds of Collateral received by the Trustee pursuant to the provisions of Section 4.10 hereof and an Asset Sale Offer has been made in accordance therewith, such Trust Monies may be withdrawn by the Issuer and shall be paid by the Trustee to the Paying Agent for application in accordance with Section 4.10 hereof upon an Issuer Notice to the Trustee and upon receipt by the Trustee of the following:

(a) An Officers’ Certificate, dated not more than three Business Days prior to the Asset Sale Offer Payment Date stating:

(i) that no Event of Default shall have occurred and be continuing after giving effect to such application;

(ii) (x) that such Trust Monies constitute Net Cash Proceeds of Collateral, (y) that pursuant to and in accordance with Section 4.10 hereof, the Issuer has made an Asset Sale Offer and (z) the amount of Net Cash Proceeds to be applied to the repurchase of the Notes pursuant to the Asset Sale Offer;

(iii) the Net Proceeds Offer Payment Date; and

(iv) that all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

(b) All documentation, if any, required under TIA § 314(d).

Upon compliance with the foregoing provisions of this Section 12.3, the Trustee shall apply the Trust Monies as directed and specified by the Issuer Notice, subject to Section 4.10 hereof.

SECTION	12.4. Withdrawal of Trust Monies for Investment in Replacement Assets.

In the event the Issuer intends to reinvest Net Cash Proceeds of an Asset Sale of Collateral in Replacement Assets (the “Released Trust Monies”), such Net Cash Proceeds constituting Trust Monies may be withdrawn by the Issuer and shall be paid by the Trustee to the Issuer upon receipt by the Trustee of the following:

(a) A Notice signed by the Issuer, which shall (i) refer to this Section 12.4, and (ii) describe with particularity the Replacement Assets to be invested in with respect to the Released Trust Monies;

(b) An Officers’ Certificate certifying that (i) such Trust Monies constitute Net Cash Proceeds of Collateral, and (ii) all conditions precedent herein to such release have been complied with;

(c) All documentation required under the TIA (including, without limitation, TIA § 314(d));

(d) If the Replacement Asset is Real Property, the Issuer or the appropriate Guarantor shall also deliver to the Trustee:

(i) a Mortgage or an amendment to an existing Mortgage in recordable form sufficient for the Lien thereof to cover such Real Property which, if the Real Property is a leasehold or easement interest, shall include normal and customary provisions with respect thereto and evidence of the filing of all such financing statements and other instruments as may be necessary to perfect such Liens;

(ii) a policy of title insurance (or a commitment to issue title insurance) insuring that the Lien of any applicable Mortgage constitutes a valid and perfected mortgage Lien on such Real Property (subject to no Liens other than Permitted Liens) in an aggregate amount not less than the then fair market value of such Real Property, together with an Officers’ Certificate stating that any specific exceptions to such title insurance are Permitted Liens;

(iii) in the event the fair market value of the Real Property is in excess of $1,000,000, a survey with respect thereto; and

(iv) evidence of payment or a closing statement indicating payments to be made by the Issuer or the appropriate Guarantor of all title premiums, recording charges, and/or transfer taxes, if any, and other costs and expenses, including reasonable legal fees and disbursements of one counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject such Real Property to the Lien of any applicable Collateral Document to perfect such Lien;

(e) If the Replacement Asset is personal property constituting Collateral, the Issuer or the appropriate Guarantor shall deliver to the Trustee:

(i) a Collateral Document or an amendment to an existing Collateral Document and such financing statements and other instruments, if any, necessary to create and perfect the Liens of any applicable Collateral Document on such personal property interest; and

(ii) evidence of payment or a closing statement indicating payments to be made by the Issuer or the appropriate Guarantor of all filing fees, recording charges and/or transfer taxes, if any, and other costs and expenses, including reasonable legal fees and disbursements of one counsel for the Trustee (and any local counsel), that may be incurred to validly and effectively subject the Replacement Asset to the Lien of any Collateral Document; and

(f) An Opinion of Counsel substantially to the effect that:

(i) all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

(ii) to the extent that such Replacement Assets constitute Collateral and were acquired with Net Cash Proceeds of Collateral, the relevant Collateral Documents create Liens in favor of the Trustee on such Replacement Assets and, to the extent that such Liens are a security interest in any such Replacement Assets that may be perfected under the relevant UCC, that such security interest in such Replacement Assets is perfected.

Upon compliance with the foregoing provisions, the Trustee shall apply the Released Trust Monies as directed and specified by the Issuer.

SECTION	12.5. Investment of Trust Monies.

So long as no Default or Event of Default shall have occurred and be continuing, all or any part of any Trust Monies held by the Trustee shall from time to time be invested or reinvested by the Trustee in any Cash Equivalents pursuant to an Issuer request in the form of an Officers’ Certificate, which shall specify the Cash Equivalents in which such Trust Monies shall be invested and shall certify that such investments constitute Cash Equivalents and the Trustee shall sell any such Cash Equivalent only upon receipt of such an Issuer request specifying the particular Cash Equivalent to be sold. So long as no Default or Event of Default shall have occurred and be continuing, any interest or dividends accrued, earned or paid on such Cash Equivalents (in excess of any accrued interest or dividends paid at the time of purchase) that may be received by the Trustee shall be forthwith paid to the Issuer. Such Cash Equivalents shall be held by the Trustee as a part of the Collateral, subject to the same provisions hereof as the cash used by it to purchase such Cash Equivalents.

The Trustee shall not be liable or responsible for any loss, fees, taxes or other charges resulting from such investments, reinvestments or sales except only for its own negligent action, its own negligent failure to act or its own willful misconduct in complying with this Section 12.5.

SECTION	12.6. Use of Trust Monies.

The Trustee shall apply Trust Monies not required to be applied to fund a Net Proceeds Offer or a Loss Proceeds Offer to such purposes and in such manner that is not prohibited by this Indenture

(including, without limitation, to the payment of the principal of, premium, and interest on, any Notes, on any Redemption Date or the Maturity Date or to the redemption thereof or the purchase thereof upon tender or in the open market or at private sale or upon any exchange or in any one or more of such ways, including, without limitation, pursuant to a Change of Control Offer), as the Issuer shall request in writing, upon receipt by the Trustee of the following:

(a) an Officers’ Certificate, dated not more than ten Business Days prior to the date of the relevant application stating

(i) that no Default or Event of Default exists unless such Default or Event of Default would be cured thereby; and

(ii) that all conditions precedent herein provided for relating to such application of Trust Monies have been complied with; and

(b) an Opinion of Counsel stating all conditions precedent herein provided for relating to such application of Trust Monies have been complied with.

Upon compliance with the foregoing provisions of this Section 12.6, the Trustee shall apply Trust Monies as directed and specified by the Issuer in such requests.

Such Trust Monies and any cash deposited with the Trustee for the payment of accrued interest shall not, after compliance with the foregoing provisions of this Section 12.6, be deemed to be part of the Collateral or Trust Monies.

SECTION	12.7. Disposition of Notes Retired.

All Notes received by the Trustee and for whose purchase Trust Monies are applied under Section 12.6 hereof, if not otherwise canceled, shall be promptly delivered to the Trustee for cancellation and destruction in accordance with the Trustee’s customary procedures.

ARTICLE XIII

COVENANTS SPECIFIC TO THE COLLATERAL

SECTION	13.1. Permitted Liens on Collateral.

The Liens described in the definition of “Permitted Liens” shall constitute Permitted Liens in respect of Collateral so long as, in the case of Liens described below, such Liens satisfy the further qualifications and limitations set forth below:

(1) Any Lien of the type described in clause (3) of the definition of Permitted Liens; provided, however, that such proceedings shall stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(2) Any Lien of the type described in clause (4) of the definition of Permitted Liens; provided, however, that such contest is being contested by appropriate proceedings and such proceedings shall stay the sale or forfeiture of any portion of the Collateral on account of such Lien;

(3) Any Lien of the type described in clause (7) of the definition of Permitted Liens affecting any parcel of real property; provided, however, that such charges or encumbrances shall in no event (i) secure Indebtedness, and (ii) individually or in the aggregate materially impair the value or marketability of such real property;

(4) Liens of the type described in clause (14) of the definition of Permitted Liens; provided, however, that such leases, subleases, licenses and sublicenses do not materially impair the use or the value of the property subject thereto; and

(5) Liens of the type described in clause (18) of the definition of Permitted Liens; provided, however, that such Liens are described on Schedule 2 or 3 hereto or in an exception in a title insurance policy insuring the Lien of a Mortgage on the Issue Date.

In addition, in the case of Mortgaged Property, Permitted Liens shall not include clauses (5), (9), (10), (11), (12) (to the extent such Liens secure Interest Swap Obligations that do not relate to Indebtedness of the type that is secured by the Permitted Liens described in clauses (1) and (2) of the definition of Permitted Liens), (13), (15) through (19), (21) (to the extent such Lien secures Indebtedness not otherwise permitted by this paragraph) and (22) through (24) and, provided, further, upon the date of this Indenture or upon the date of delivery of each additional Mortgage under Sections 4.10, 4.19, 10.1(c) or 10.6 hereof, Permitted Liens shall include only those Liens set forth on Schedule B to the applicable Mortgage.

SECTION	13.2. Obligations with Respect to Leases and Material Contracts.

(a) Subject to the provisions of Section 4.12 hereof and the applicable provisions of the Collateral Documents, if the Issuer or a Restricted Subsidiary shall be permitted to enter into any lease or sublease with respect to any of the Mortgaged Property, the Issuer or such Restricted Subsidiary shall not (i) execute any assignment of any such assigned lease or sublease or of the rents or any part thereof other than pursuant to the applicable Collateral Document or (ii) enter into or modify any such assigned lease in any fashion which will (x) interfere in any material respect with the ordinary operation of such Mortgaged Property or (y) materially and adversely affect the value of such Mortgaged Property or the security provided by the applicable Collateral Document, without the prior written consent of the Trustee.

(b) The Issuer shall notify the Trustee annually, within 90 days from the end of each of its fiscal years, of the existence of any and all leases or leasing contracts in respect of any part of the Collateral.

SECTION	13.3. Maintenance of Mortgaged Properties.

The Issuer and its Restricted Subsidiaries shall, at all times, make or cause to be made such expenditures by means of renewals, replacements, repairs, maintenance or otherwise as shall be necessary to maintain, preserve and keep the Mortgaged Properties in good working order, condition and repair (ordinary wear and tear excepted), in a state of good operating efficiency, and shall not commit any waste on or with respect to the Mortgaged Properties that has the effect of reducing materially the value of such Collateral or any other property of the Issuer or its Restricted Subsidiaries constituting Collateral.

SECTION	13.4. Payment of Taxes, Assessments; Compliance with Law.

(a) From and after the occurrence and during the continuance of an Event of Default, the Issuer shall pay directly to the Trustee for deposit into the Collateral Account, on the first day of each month, an amount reasonably estimated by the Trustee to be equal to one-twelfth (1/12th) of the annual taxes, assessments and other items required to be discharged by the Issuer and its Restricted Subsidiaries with respect to the Mortgaged Properties. Such amounts shall be held by the Trustee in the Collateral Account and (at the time that any payment is due pursuant to the first sentence of this Section 13.4(a)) the Trustee shall release an amount to make such payment and to apply such amount to the payment that is due. If the amounts so deposited by the Issuer and its Restricted Subsidiaries into the Collateral Account under this Section 13.4(a) prove insufficient to pay the amounts required to be discharged by the Issuer, then, upon demand, the Issuer shall pay directly to the Trustee for deposit into the Collateral Account such additional amounts. In the event that the Notes become immediately due and payable upon maturity or acceleration, or the Collateral becomes enforceable otherwise, the Trustee may apply all or any part of the sums held pursuant to this Section 13.4(a) to payment and performance of the Issuer’s obligations in accordance with this Indenture and the applicable Collateral Document, until such time, if any, that such acceleration is rescinded in accordance with this Indenture.

(b) The Issuer shall maintain and cause each of its Restricted Subsidiaries that owns a Mortgaged Property to maintain in full force and effect all material Permits now or hereafter required by any Authority (including, without limitation, building ordinances and codes and zoning requirements) to operate or use and occupy the Mortgaged Properties for their intended uses, except in such cases where the failure to maintain such Permits would not have a material adverse effect on the condition, use, operation or value of such Mortgaged Property.

SECTION	13.5. Environmental Matters.

(a) The Issuer shall ensure, and shall cause each of its Restricted Subsidiaries that owns a Mortgaged Property to ensure, that the condition of all Mortgaged Property is in compliance in all material respects with Environmental Laws, except where the failure to be in such compliance will not result in a material adverse effect on the condition, use, operation or value of such Mortgaged Property.

(b) The Issuer shall, and shall cause each of its Restricted Subsidiaries that owns a Mortgaged Property to, diligently undertake any Remedial Action required under Environmental Laws in the event of (i) any violation of any Environmental Laws or (ii) any Release on any Mortgaged Property forming part of the Collateral or owned by the Issuer or its Restricted Subsidiaries; provided, however, that the Issuer and such of its Restricted Subsidiaries shall have no obligations under this paragraph (b) to the extent any of them is diligently prosecuting a defense or other legal challenge to any alleged liability or requirement for Remedial Action, or except where the failure to undertake the Remedial Action will not result in a material adverse effect on the condition, use, operation or value of such Mortgaged Property.

(c) The Issuer hereby undertakes, to the extent permitted by applicable law, to indemnify the Holders, as well as the Trustee, their officers, directors, employees, agents and shareholders, and agrees to hold each of them harmless from and against any and all losses, liabilities, damages, reasonable costs, expenses and claims of any and every kind whatsoever, arising out of or related to:

(i) defending any environmental action or matter relating to any Mortgaged Property, and

(ii) any cost, liability or damage arising out of the disposition or settlement of any environmental action entered into by the Trustee relating to any Mortgaged Property that may be paid or incurred by the Trustee for, with respect to or as a direct or indirect result of (a) the presence in contravention of any Environmental Law (or any order of any Authority given to the Issuer or such of its Restricted Subsidiaries) on or under, or the Release from such Mortgaged Property and (b) a failure on the part of the Issuer and its Restricted Subsidiaries to comply with any Environmental Laws.

The provisions of any undertakings and indemnifications set out in this Section 13.5 shall survive the satisfaction of the Issuer’s obligations under the Notes, and its release from all other obligations under this Indenture and the Collateral Documents. Notwithstanding the foregoing, the indemnity provided by the Issuer and its Restricted Subsidiaries pursuant to this Section 13.5(e) shall not apply to any liabilities or costs caused by the negligence, willful misconduct or bad faith of the Trustee.

SECTION	13.6. Event of Loss.

If there shall occur any Event of Loss or the commencement of proceedings relating to any Condemnation that constitutes an Event of Loss or that affects Mortgaged Property that has a fair market value exceeding $1,000,000, the Issuer shall immediately notify the Trustee upon receiving notice of such Event of Loss or the commencement of such proceedings therefor.

SECTION	13.7. Required Insurance Policies.

The Issuer shall maintain in full force the insurance coverages in respect of the Collateral required by this Section 13.7 as follows:

(a) Policies to be Maintained: The Issuer shall take out and maintain at all times the following policies of insurance, naming the Trustee as additional insured thereunder, relating to the Mortgaged Properties and their operation with financially sound and reputable insurers:

(i) “All Risks” Property Insurance: Property insurance on an “all risks” basis against physical loss of, damage to or impairment of the material improvements, machinery and equipment by fire and other risks and hazards covered by a standard extended coverage insurance policy (including, without limitation, broad from property damage), riot and civil commotion, vandalism and malicious mischief (as well as burglary and theft if not covered by a separate insurance policy, and wind storm insurance with respect to Mortgaged Properties located on the ocean coast), on the “All Risk” or “Special” form, including coverage of the risks of earthquake and flood (with respect to Mortgaged Properties located in an area having special flood hazards and in which flood insurance has been made available under the national Flood Insurance Act of 1968 (and any amendment or successor act thereto)).

(ii) Business Interruption Insurance: Business interruption insurance written on a gross earnings form to cover the actual loss sustained, including loss of earnings, fixed costs and debt service, resulting from interruption of business operations due to physical loss of, damage to or impairment of any material improvements, machinery and equipment.

(iii) Boiler and Machinery Insurance: Comprehensive broad from boiler and machinery insurance to cover physical loss or damage, which insurance shall be for not less than full replacement cost value, with limits and sublimits, if any, consistent with Section 13.8(b) hereof.

(iv) Comprehensive General Liability Insurance: With respect to business conducted at each Mortgaged Property, comprehensive general liability insurance containing minimum limits per occurrence of Five Million Dollars ($5,000,000) covering liability imposed by law upon the insured or assumed by the insured under any contract for damages because of bodily injury or property damage, including in connection with any construction. Such insurance shall include the policy extensions commonly referred to as:

(1) Blanket written and oral contractual liability;

(2) Owner’s and contractor’s protective liability;

(3) Personal injury liability;

(4) Employer’s liability;

(5) Property damage on a broad form basis;

(6) Non-owned automobile liability;

(7) Non-owned watercraft liability;

(8) Named peril pollution liability, including legal liability for any evacuation; and

(9) Products and completed operations liability.

(v) Automobile Liability Insurance: Automobile liability insurance on all vehicles owned, leased, hired, operated or licensed by or in the name of the Issuer for bodily injury, death or property damage, including loss of use thereof.

(b) Deductibles and Multiple Insureds: Deductibles, limits and sublimits in connection with any insurance policies required under this Section 13.7 whose amounts are not otherwise provided herein shall be for such amounts as would be purchased by a prudent Person engaged in the business of the Issuer and similarly situated with the Issuer. If any such policies insure others as well as the Issuer, it will contain a cross-liability or severability of interests clause.

(c) Other Policies to be Maintained: If any insurance required to be maintained by the Issuer under this Section 13.7 is not available on a commercially reasonable basis as a result of changes in the insurance market occurring after the date hereof, the Issuer may so advise the Trustee, and the Issuer shall procure such insurance most closely approximating the required insurance which is not available at commercial reasonable rates as determined by a Person qualified to survey risks and to recommend insurance coverage for companies in the business in which the Issuer is engaged that is not an employee, officer or director or Affiliate of the Issuer or any of its Affiliates selected by the Issuer (an “Independent Insurance Expert”), as specified in a certificate of such Independent Insurance Expert delivered to the Trustee.

(d) Policy Requirements:

(i) Parties Protected. The interest of the Trustee under this Indenture and as mortgagee and secured creditor in the Collateral under the Collateral Documents shall be noted as loss payee upon all property policies taken out by the Issuer relating to the Mortgaged Property required by this Section 13.7.

Each of the said policies will contain a waiver of subrogation by the insurer against the Trustee.

(ii) Notice Requirements in Policies: All insurance policies shall provide for sixty days’ prior written notice to the Trustee of cancellation, termination or material change.

(e) Issuer’s Obligations Concerning Insurance:

(i) Payment of Premiums: The Issuer shall pay punctually all premiums payable for all insurance taken out and maintained by it.

(ii) Delivery of Policies. Renewals and Amendments: The Issuer shall promptly deliver to the Trustee copies of all certificates of insurance taken out by it, certified by the insurer or its authorized representative in each case.

(iii) Annual Certificate of Insurance: The Issuer will on or before the renewal date of each policy in each year deliver to the Trustee certificates of insurance issued by each of its insurers or insurance advisor, in customary form, certifying which policies of insurance have been obtained or renewed and listing all policies in force and stating the following in respect of each such policy:

(1) the policy limits;

(2) the insurance companies or underwriters carrying the insurance;

(3) the effective and expiration dates of the policy; and

(4) that the policy complies with the provisions of Section 13.7(d) hereof.

(iv) Compliance with Policy Requirements: The Issuer shall comply with all material requirements of all policies of insurance.

(f) No Obligation on Trustee: The Trustee makes no representation or warranty as to the sufficiency or adequacy of the insurance coverage required to be maintained pursuant to this Section 13.7. The Trustee shall have no obligation to verify any information or statement contained in any certificate or policy delivered to it.

SECTION	13.8. Inspection.

The Issuer shall, and shall cause each of its Restricted Subsidiaries to, permit authorized representatives of the Trustee to visit and inspect the Mortgaged Properties, and any or all books, records and documents in the possession of the Issuer or such Restricted Subsidiary relating thereto and to make copies and take extracts therefrom and to visit and inspect the Collateral, all upon reasonable prior notice and at such reasonable times during normal business hours and as often as may be reasonably requested; provided, however, that unless an Event of Default shall have occurred and be continuing, the Trustee will not do any of the foregoing more than one time per year.

ARTICLE XIV

SATISFACTION AND DISCHARGE

SECTION	14.1. Satisfaction and Discharge.

This Indenture (and all Liens on Collateral granted in connection with the issuance of the Notes) will be discharged and will cease to be of further effect (except as set forth below) and the Trustee at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture when:

(1) either:

(a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or, with respect to the Notes, concurrent or other irrevocable notice of redemption has been given to the Trustee fixing a date of redemption within 30 to 60 days of the giving of such notice and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit or redemption, as the case may be, together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) the Issuer has paid all other sums payable under this Indenture by the Issuer; and

(3) the Issuer has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture, the Issuer’s obligations set forth in Sections 2.3, 2.4, 2.6, 2.7, 2.11, 7.7, 7.8, 15.2, 15.3 and 15.4 hereof, and the Trustee’s and Paying Agent’s obligations set forth in Section 14.2 hereof shall survive until the Notes are no longer outstanding. Thereafter, only the Issuer’s obligations set forth in Section 7.7 hereof shall survive such satisfaction and discharge.

SECTION	14.2. Application of Trust.

All money deposited with the Trustee pursuant to Section 14.1 hereof shall be held in trust and, at the written direction of the Issuer, be invested prior to maturity in U.S. Government Securities, and applied by the Trustee in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for the payment of which money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

ARTICLE XV

MISCELLANEOUS

SECTION	15.1. Trust Indenture Act Controls.

If any provision hereof limits, qualifies or conflicts with a provision of the TIA or another provision that would be required or deemed under such Act to be part of and govern this Indenture if this Indenture were subject thereto, the latter provision shall control. If any provision of this Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, the latter provision shall be deemed to apply to this Indenture as so modified or to be excluded, as the case may be.

SECTION	15.2. Notices.

Any notice or communication by the Issuer or the Trustee to others is duly given if in writing and delivered in Person or mailed by first class mail (registered or certified, return receipt requested), telecopier or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Issuer:
US LEC Corp.
Morrocroft III
6801 Morrison Boulevard
Charlotte, North Carolina 28211
Fax: (704) 319-3024
If to the Trustee:

U.S. Bank National Association
Attention: Corporate Trust Administration
60 Livingston Avenue
EP-MN-WS3C
St. Paul, Minnesota 55107-2292 Fax: (651) 495-8097

The Issuer or the Trustee, by notice to the others may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt acknowledged, if telecopied; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder shall be mailed by first class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the register kept by the Registrar. Any notice or communication shall also be so mailed to any Person described in TIA § 313(c), to the extent required by the TIA. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the address receives it.

If the Issuer mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

SECTION	15.3. Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Issuer, the Trustee, the Registrar and anyone else shall have the protection of TIA § 312(c).

SECTION	15.4. Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Issuer to the Trustee to take any action under this Indenture, the Issuer shall furnish to the Trustee:

(a) an Officers’ Certificate in form reasonably satisfactory to the Trustee stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied.

SECTION	15.5. Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to TIA § 314(a)(4)) shall comply with the provisions of TIA § 314(e) and shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been satisfied; and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been satisfied.

SECTION	15.6. Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

SECTION	15.7. No Personal Liability of Directors, Officers, Employees and Stockholders.

No past, present or future director, officer, employee, incorporator, agent or stockholder or Affiliate of the Issuer or any Guarantor, as such, shall have any liability for any obligations of the Issuer or any Guarantor under the Notes, this Indenture, any Guarantee or any Collateral Document or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liabilities. The waiver and release are part of the consideration for issuance of the Notes.

SECTION	15.8. Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

THIS INDENTURE, THE GUARANTEES AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. THE ISSUER, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR ANY FEDERAL COURT SITTING IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK IN RESPECT OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE GUARANTEES AND THE NOTES, AND IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, JURISDICTION OF THE AFORESAID COURTS. THE ISSUER, THE GUARANTORS AND THE TRUSTEE IRREVOCABLY WAIVES, TO THE FULLEST EXTENT THAT IT MAY EFFECTIVELY DO SO UNDER APPLICABLE LAW, TRIAL BY JURY AND ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT AND ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE TRUSTEE OR ANY HOLDER OF THE NOTES OR THE ISSUER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE ISSUER, THE GUARANTORS, THE TRUSTEE OR ANY HOLDER OF NOTES IN ANY OTHER JURISDICTION.

SECTION	15.9. No Adverse Interpretation of Other Agreements.

This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuer or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

SECTION	15.10. Successors.

All agreements of the Issuer in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors.

SECTION	15.11. Severability.

In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION	15.12. Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

SECTION	15.13. Table of Contents, Headings, Etc.

The Table of Contents, Cross-Reference Table and Headings of the Articles and Sections of this Indenture, which have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION	15.14. Qualification of Indenture.

The Issuer shall qualify this Indenture under the TIA in accordance with the terms and conditions of the Registration Rights Agreement and shall pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Issuer, the Trustee and the Holders of the Notes) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Issuer any such Officers’ Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the TIA.

SECTION	15.15. Force Majeure.

In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the Trustee shall use reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as practicable under the circumstances.

SECTION	15.16. Intercreditor Agreement.

In the event of any conflict between this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control. The provisions of this Section 15.16 are solely for the benefit of the Trustee and the Holders of Notes and shall not give any Issuer or Guarantor, its successors or assigns or any other person any rights vis-à-vis the Trustee or any Holder of Notes.

[Signatures on following page]

SIGNATURES

US LEC Corp.

By:	/s/ MICHAEL K. ROBINSON
Name:	Michael K. Robinson
Title:	Executive Vice President and Chief Financial Officer

US LEC OF NORTH CAROLINA INC.

US LEC OF GEORGIA, INC.

US LEC OF TENNESSEE INC.

US LEC OF FLORIDA INC.

US LEC OF SOUTH CAROLINA INC.

US LEC OF ALABAMA INC.

US LEC OF MARYLAND INC.

US LEC OF PENNSYLVANIA INC.

US LEC COMMUNICATIONS INC.

US LEC OF VIRGINIA L.L.C.

US LEC ACQUISITION CO.

By:	/s/ MICHAEL K. ROBINSON
Name:	Michael K. Robinson
Title	Executive Vice President-Finance and Chief Financial Officer

Signature Page to Indenture

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ RICHARD H. PROKOSCH
Name:	Richard H. Prokosch
Title:	Vice President

Signature Page to Indenture